UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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VeriSign, Inc.

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VeriSign, Inc.
12061 Bluemont Way
Reston, Virginia 20190
April 9, 2013
To Our Stockholders:
You are cordially invited to attend the 2013 Annual Meeting of Stockholders of VeriSign, Inc. (“Verisign”) to be held at our corporate offices located at 12061 Bluemont Way, Reston, Virginia 20190 on Thursday, May 23, 2013, at 10:00 a.m., Eastern Time (the “Meeting”).
The matters expected to be acted upon at the Meeting are described in detail in the following Notice of the 2013 Annual Meeting of Stockholders and Proxy Statement.
We have implemented a U.S. Securities and Exchange Commission rule that requires companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our annual report to security holders, which includes our Annual Report on Form 10-K for the year ended December 31, 2012 (collectively, the “Annual Report”), and this proxy statement. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how each stockholder can receive a paper copy of our proxy soliciting materials, including this notice and proxy statement, our Annual Report and a form of proxy card or voting instruction card. We believe that this process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.
It is important that you use this opportunity to take part in the affairs of Verisign by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE THE PROXY ELECTRONICALLY OR BY PHONE AS DESCRIBED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND UNDER “INTERNET AND TELEPHONE VOTING” IN THE PROXY STATEMENT, OR ALTERNATIVELY, IF RECEIVING PAPER COPIES OF PROXY MATERIALS, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning or completing the proxy does not deprive you of your right to attend the Meeting and to vote your shares in person.
We look forward to seeing you at our 2013 Annual Meeting of Stockholders.

Sincerely,

/s/ D. James Bidzos
D. James Bidzos
Chairman of the Board of Directors and Executive Chairman, President and Chief Executive Officer

VERISIGN, INC.
12061 Bluemont Way
Reston, Virginia 20190

Notice of the 2013 Annual Meeting of Stockholders

TO OUR STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders of VeriSign, Inc. will be held at our corporate offices located at 12061 Bluemont Way, Reston, Virginia 20190 on Thursday, May 23, 2013, at 10:00 a.m., Eastern Time. The 2013 Annual Meeting of Stockholders is being held for the following purposes:
1. To elect seven directors of VeriSign, Inc., each to serve until the next annual meeting, or until a successor has been elected and qualified or until the director’s earlier resignation or removal.
2. To approve, on a non-binding, advisory basis, VeriSign, Inc.’s executive compensation.
3. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013.
4. To transact such other business as may properly come before the 2013 Annual Meeting of Stockholders or any adjournment thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice.
Only stockholders of record at the close of business on March 28, 2013, are entitled to notice of and to vote at the 2013 Annual Meeting of Stockholders or any adjournment thereof.

By Order of the Board of Directors,

/s/ Richard H. Goshorn
Richard H. Goshorn
Secretary
Reston, Virginia
April 9, 2013
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE THE PROXY ELECTRONICALLY OR BY PHONE AS DESCRIBED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND UNDER “INTERNET AND TELEPHONE VOTING” IN THE PROXY STATEMENT, OR ALTERNATIVELY, IF RECEIVING PAPER COPIES OF PROXY MATERIALS, COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

VERISIGN, INC.
12061 Bluemont Way
Reston, Virginia 20190

PROXY STATEMENT
FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

April 9, 2013
The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of VeriSign, Inc. (“Verisign” or the “Company”) for use at the 2013 Annual Meeting of Stockholders (the “Meeting”) to be held at our corporate offices located at 12061 Bluemont Way, Reston, Virginia 20190 on Thursday, May 23, 2013 at 10:00 a.m., Eastern Time. Only holders of record of our common stock at the close of business on March 28, 2013, which is the record date, will be entitled to vote at the Meeting. At the close of business on the record date, we had 151,184,211 shares of common stock outstanding and entitled to vote. This proxy statement and the accompanying form of proxy (collectively, the “Proxy Statement”) were first made available to stockholders on or about April 9, 2013. Our annual report to security holders, which includes our Annual Report on Form 10-K for the year ended December 31, 2012 (collectively, the “Annual Report”), is enclosed with this Proxy Statement for stockholders receiving a paper copy of proxy soliciting materials. The Annual Report and Proxy Statement can both be accessed on the Investor Relations section of our website at http://investor.verisign.com, or at www.edocumentview.com/vrsn.
All proxies will be voted in accordance with the instructions contained therein. Unless contrary instructions are specified, if the accompanying proxy is executed and returned (and not revoked) prior to the Meeting, the shares of Verisign common stock represented by the proxy will be voted: (1) FOR the election of each of the seven director candidates nominated by the Board; (2) FOR the non-binding, advisory resolution to approve Verisign’s executive compensation; (3) FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 (“fiscal 2013”); and (4) in accordance with the best judgment of the named proxies on any other matters properly brought before the Meeting.
Adoption of Majority Vote Standard in Uncontested Director Elections
Verisign’s Sixth Amended and Restated Bylaws (the “Bylaws”) provide for a majority of votes cast standard in uncontested director elections. A majority of the votes cast means, with respect to a nominee for director, that the number of shares voted “for” the election of that nominee must exceed the number of votes cast as “withheld” for that nominee. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast. In uncontested elections where a nominee who already serves as a director is not re-elected, such director shall tender his or her resignation, subject to acceptance by the Board. The Corporate Governance and Nominating Committee shall make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board shall act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale therefor within ninety days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Corporate Governance and Nominating Committee’s or the Board’s decision. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the Board, that vacancy can be filled by action of the Board.
 Voting Rights
Holders of our common stock are entitled to one vote for each share held as of the record date.
Quorum, Effect of Abstentions and Broker Non-Votes, Vote Required to Approve the Proposals
A majority of the shares of common stock outstanding and entitled to vote must be present or represented by proxy at the Meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Meeting. A broker non-vote occurs when a bank, broker or other stockholder of record holding shares for a beneficial owner submits a proxy for the meeting, but does not vote on a particular proposal because that record holder does not have discretionary voting power with respect to that “non-routine” proposal and has not received voting instructions from the beneficial owner. Each of the election of directors and the non-binding, advisory vote to approve executive compensation is a “non-routine” proposal and so shares for which record holders do not receive voting instructions will not be voted on such matters.
If a quorum is present, a nominee for election to a position on the Board in an uncontested election in which directors are elected by a majority of votes cast will be elected as a director if the votes cast “for” the election of the nominee exceed the number of votes cast as “withheld” for that nominee. The following will not be votes cast and will have no effect on the election of any director nominee: (i) a share whose ballot is marked as abstain; (ii) a share otherwise present at the meeting but for which there is an abstention; (iii) a share otherwise present at the meeting as to which a stockholder gives no authority or direction; and (iv) a share subject to a broker non-vote. Stockholders may not cumulate votes in the election of directors.
If a quorum is present, approvals of the proposals for:

•	the non-binding, advisory resolution to approve Verisign’s executive compensation;

•	the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2013; and

•	all other matters that properly come before the Meeting
require the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on the subject matter.
Under this voting standard, abstentions will have the effect of votes cast against the proposal, and broker non-votes will not affect the voting outcome.
The inspector of elections appointed for the Meeting will separately tabulate affirmative and withheld votes, abstentions and broker non-votes.
Adjournment of Meeting
In the event that a quorum shall fail to attend the Meeting, either in person or represented by proxy, the chairman may adjourn the Meeting, or alternatively, the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the Meeting. Any such adjournment proposed by a stockholder or person named as a proxy would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the Meeting.
Expenses of Soliciting Proxies
Verisign will pay the expenses of soliciting proxies to be voted at the Meeting. Verisign intends to retain Alliance Advisors, L.L.C. for various services related to the solicitation of proxies, which we anticipate will cost between $3,000 and $6,500, plus reimbursement of expenses. Following the original mailing of the Notice of Internet Availability of Proxy Materials and paper copies of proxies and other proxy soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, electronic transmission, including email, or in person. Following the original mailing of the Notice of Internet Availability of Proxy Materials and paper copies of the proxies and other proxy soliciting materials, we will request that brokers, custodians, nominees and other record holders of our shares forward copies of the proxy and other proxy soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. In such cases, we will reimburse the record holders for their reasonable expenses if they ask us to do so.
Revocability of Proxies
A stockholder may revoke any proxy that is not irrevocable by attending the Meeting and voting in person or by delivering a proxy in accordance with applicable law bearing a later date to the Secretary of the Company.
Internet and Telephone Voting
If you hold shares of record as a registered stockholder, you can simplify your voting process and save the Company expense by voting your shares by telephone at 1-800-652-VOTE (8683) or on the Internet at www.envisionreports.com/vrsn twenty-four hours a day, seven days a week. Telephone and Internet voting are available through 1:00 a.m. Central Time the day of the Meeting. More information regarding Internet voting is given on the Notice of Internet Availability of Proxy Materials. If you hold shares through a bank or brokerage firm, the bank or brokerage firm will provide you with separate instructions on a form you will receive from them. Many such firms make telephone or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

Householding
Verisign has adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission (the “SEC”). Under this procedure, Verisign is delivering only one copy of the Notice of Internet Availability of Proxy Materials or paper copies of the Annual Report and Proxy Statement, as the case may be, to multiple stockholders who share the same address and have the same last name, unless Verisign has received contrary instructions from an affected stockholder. This procedure reduces Verisign’s printing costs, mailing costs and fees. Stockholders who participate in householding will continue to receive separate voter control numbers or proxy cards, in accordance with their preferred method of delivery.
Verisign will deliver promptly upon written or oral request a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Report and the Proxy Statement to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of any of these documents, you may write or call Verisign’s Investor Relations Department at VeriSign, Inc., 12061 Bluemont Way, Reston, Virginia 20190, Attention: Investor Relations, telephone 1-800-922-4917 (U.S.) or 1-703-948-3447 (international), or via email at ir@verisign.com. You may also access Verisign’s Annual Report and Proxy Statement on the Investor Relations section of Verisign’s website at http://investor.verisign.com.
If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report or Proxy Statement in the future, please contact Computershare Shareowner Services, either by calling toll free at 1-877-255-1918 or by writing to Computershare Shareowner Services, P.O. Box 43006, Providence, RI 02940-3006. You will be removed from the householding program within thirty days of receipt of the revocation of your consent.
Any stockholders of record who share the same address and currently receive multiple copies of Verisign’s Notice of Internet Availability of Proxy Materials, Annual Report or Proxy Statement who wish to receive only one copy of these materials per household in the future, please contact Verisign’s Investor Relations Department at the email address, physical address or telephone number listed above to participate in the householding program.
A number of brokerage firms have instituted householding. If your shares are held in “street name,” please contact your bank, broker or other holder of record to request information about householding.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Bylaws authorize eleven directors or such number of directors determined from time to time by a resolution of the Board; there are currently seven directors, as determined by a written resolution of the Board. The terms of the current directors, who are identified below, expire upon the election and qualification of the directors to be elected at the Meeting. The Board has nominated each of the seven current directors for re-election at the Meeting to serve until the 2014 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. There are currently no vacancies on the Board. Proxies cannot be voted for more than seven persons, which is the number of nominees.
Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the re-election of the nominees, as listed below, each of whom has consented to serve as a director if elected. If, at the time of the Meeting, any of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board, unless the Board chooses to reduce its own size. The Board has no reason to believe any of the nominees will be unable or will decline to serve if elected.
Nominees/Directors
Set forth below is certain information relating to our directors, including details on each director/nominee’s specific experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director of the Company.

Name	Age	Position
Nominees for election as directors for a term expiring in 2014:
D. James Bidzos	58	Chairman of the Board, Executive Chairman, President and Chief Executive Officer
William L. Chenevich(1)(2)	69	Lead Independent Director
Kathleen A. Cote(1)(2)	64	Director
Roger H. Moore(1)(2)	71	Director
John D. Roach(1)(3)	69	Director
Louis A. Simpson(2)(3)	76	Director
Timothy Tomlinson(2)(3)	63	Director

(1)	Member of the Audit Committee.

(2)	Member of the Corporate Governance and Nominating Committee.

(3)	Member of the Compensation Committee.
D. James Bidzos has served as Executive Chairman since August 2009 and President and Chief Executive Officer since August 2011. He served as Executive Chairman and Chief Executive Officer on an interim basis from June 2008 to August 2009 and served as President from June 2008 to January 2009. He served as Chairman of the Board since August 2007 and from April 1995 to December 2001. He served as Vice Chairman of the Board from December 2001 to August 2007. Mr. Bidzos served as a director of VeriSign Japan K.K. (“VeriSign Japan”) from March 2008 to August 2010 and served as Representative Director of VeriSign Japan from March 2008 to September 2008. Mr. Bidzos served as Vice Chairman of RSA Security Inc., an Internet identity and access management solution provider, from March 1999 to May 2002, and Executive Vice President from July 1996 to February 1999. Prior thereto, he served as President and Chief Executive Officer of RSA Data Security, Inc. from 1986 to February 1999.
Mr. Bidzos is a business executive with significant expertise in the technology that is central to the Company’s businesses. Mr. Bidzos is an Internet and security industry pioneer who understands the strategic technology trends in markets that are important to the Company. Mr. Bidzos was a founder of the Company and has been either Chairman or Vice Chairman of the Company’s Board of Directors since the Company’s founding in April 1995, providing him with valuable insight and institutional knowledge of the Company’s history and development. Mr. Bidzos has prior experience on our Compensation Committee and our Corporate Governance and Nominating Committee and as a member of several other public-company boards. Mr. Bidzos’s years of board-level experience contribute important knowledge and insight to the Board. Additionally, Mr. Bidzos’s executive-level experience includes many years as a Chief Executive Officer, providing him with a perspective that the Board values. Mr. Bidzos also has international business experience from his service as a director of VeriSign Japan.

William L. Chenevich has served as Lead Independent Director since February 2009 and as a director since the Company’s founding in April 1995. Mr. Chenevich served as Vice Chairman of Technology and Operations for U.S. Bancorp, a financial holding company, from February 2001 to July 2010. He served as Vice Chairman of Technology and Operations Services of Firstar Corporation, a financial services company, from 1999 until its merger with U.S. Bancorp in February 2001. Prior thereto, he was Group Executive Vice President of VISA International, a financial services company, from 1994 to 1999. Mr. Chenevich holds a B.B.A. degree in Business from the City College of New York and an M.B.A. degree in Management from the City University of New York.
Mr. Chenevich is a business executive with significant expertise in technology and operations developed over more than twenty years in the financial services industry. Mr. Chenevich’s expertise in technology and operations is directly relevant to the products and services of the Company’s businesses. Mr. Chenevich’s experience in the financial services industry is also relevant as that industry is an important target industry for the Company’s products and services. Mr. Chenevich’s service on several other boards of directors over his career, and his service on our Board since the Company’s founding, have provided him with significant board-level experience, as well as valuable insight and institutional knowledge of the Company’s history and development. Mr. Chenevich’s financial and accounting skills qualify him as an audit committee financial expert. His experience on our Audit Committee and the audit committee of another company are also valuable to the Company. In addition, Mr. Chenevich has significant executive-level experience as a management committee member at leading financial institutions for more than twenty years, including experience in mergers and acquisitions transactions. Mr. Chenevich also has significant international business experience from his time as Group Executive Vice President of VISA International.
Kathleen A. Cote has served as a director since February 2008. From May 2001 to June 2003, Ms. Cote served as Chief Executive Officer of Worldport Communications Company, a provider of Internet managed services. From September 1998 to May 2001, she served as Founder and President of Seagrass Partners, a consulting firm specializing in providing strategic planning, business, operational and management support for startup and mid-sized technology companies. Prior thereto, she served as President and Chief Executive Officer of Computervision Corporation, a supplier of desktop and enterprise, client server and web-based product development and data management software and services. During the past five years, Ms. Cote has held directorships at Asure Software Corporation, GT Advanced Technologies Inc., 3Com Corporation and Western Digital Corporation. Ms. Cote holds an Honorary Doctorate from the University of Massachusetts, an M.B.A. degree from Babson College, and a B.A. degree from the University of Massachusetts, Amherst.
Ms. Cote is a business executive with significant expertise overseeing global companies in technology and operations in the areas of systems integration, networks, hardware and software, including web-based applications and Internet services. Ms. Cote’s expertise in technology and operations is directly relevant to the Company’s businesses. Ms. Cote’s expertise as a business executive also includes sales and marketing, product development, strategic planning and international experience, which contributes important expertise to the Board in those areas of business administration. Ms. Cote’s financial and accounting skills qualify her as an audit committee financial expert. In addition to Ms. Cote’s tenure as a director of the Company, Ms. Cote has served on several other boards of directors, including service on the audit and corporate governance committees of those boards, providing her with valuable board-level experience. Ms. Cote’s executive-level experience includes experience as a Chief Executive Officer, providing her with a perspective that the Board values.
Roger H. Moore has served as a director since February 2002. From December 2007 to May 2009, he served as a consultant assisting Verisign in the divestiture of its Communications Services business. From June 2007 through November 2007, Mr. Moore served as interim Chief Executive Officer of Arbinet Corporation, a provider of online trading services. He was President and Chief Executive Officer of Illuminet Holdings, Inc. from December 1995 until December 2001 when Verisign acquired Illuminet Holdings. Prior to Illuminet Holdings, Mr. Moore spent ten years with Nortel Networks in a variety of senior management positions including President of Nortel Japan. During the past five years, Mr. Moore has held directorships at Western Digital Corporation and Consolidated Communications Holdings, Inc. Mr. Moore holds a B.S. degree in General Science from Virginia Polytechnic Institute and State University.
Mr. Moore is a business executive with significant expertise in general management, sales, technology and strategic planning in the telecommunications industry. Mr. Moore’s expertise contributes operational knowledge of important inputs to the Company’s businesses and provides valuable experience in areas of business administration. Mr. Moore also has significant experience, both as a senior executive and as a board member, in joint venture and mergers and acquisition transactions, which is experience that is valuable to the Board. Mr. Moore’s financial and accounting skills qualify him as an audit committee financial expert. Mr. Moore also serves on several other boards of directors, including service on the audit, compensation and corporate governance committees of certain of those boards, providing him with valuable board-level experience. In addition to the several years of business management experience mentioned above, Mr. Moore has international business experience from his time as President of Nortel Japan and as President of AT&T Canada.

John D. Roach has served as a director since July 2007. Mr. Roach has served as Chairman of the Board of Directors and Chief Executive Officer of Stonegate International, a private investment and advisory services company, since September 2001. From November 2002 to January 2006, he served as Executive Chairman of Unidare U.S., a subsidiary of Unidare plc, a public Irish financial holding company and supplier of products to the welding, safety and industrial markets. From 1998 to 2001, he served as Founder and Chairman, President and Chief Executive Officer of Builders FirstSource, Inc., a distributor of building products. Prior to that, he was Chairman, President and Chief Executive Officer of Fibreboard Corporation, a building products company, from July 1991 to July 1997 when it was acquired by Owens Corning. Mr. Roach also held various executive level roles at Johns Manville Corp. from 1987 to 1991, including serving as its Chief Financial Officer and President of two of its affiliated entities. During the past five years, Mr. Roach has held directorships at Kaiser Aluminum Corporation, Material Sciences Corporation, PMI Group, Inc. and URS Corporation. Mr. Roach holds a B.S. degree in Industrial Management from M.I.T. and an M.B.A. degree from Stanford University.
Mr. Roach is a business executive with significant expertise in private investment and seventeen years of strategy consulting experience, including serving in senior officer roles at The Boston Consulting Group, Booz Allen Hamilton Inc. and Braxton International. Mr. Roach’s expertise contributes business operational knowledge and strategic planning skills, along with knowledge important to mergers and acquisitions activity. Mr. Roach’s financial and accounting skills qualify him as an audit committee financial expert. Throughout his career, Mr. Roach has served on ten other public corporation boards of directors, providing him with valuable board-level experience. His experience on our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, and the audit committees, compensation committees and corporate governance and nominating committees of several other companies, is also valuable to the Company. Mr. Roach has years of executive experience as a Chief Executive Officer at several other companies, two of which were publicly-traded, and as a Chief Financial Officer. Mr. Roach has international experience as the former Managing Director of the Worldwide Strategy Practice for Booz Allen Hamilton and was responsible for managing all of Johns Manville Corp.’s European business activities.
Louis A. Simpson has served as a director since May 2005. Mr. Simpson is Chairman of SQ Advisors, LLC, an investment firm. From May 1993 to December 2010, he served as President and Chief Executive Officer, Capital Operations, of GEICO Corporation, a passenger auto insurer. Mr. Simpson previously served as Vice Chairman of the Board of GEICO from 1985 to 1993. During the past five years, Mr. Simpson has held directorships at Science Applications International Corporation and Chesapeake Energy Corporation. Mr. Simpson holds a B.A. degree from Ohio Wesleyan University and an M.A. degree in Economics from Princeton University.
Mr. Simpson is a business executive with significant expertise in insurance, finance and private investment. Mr. Simpson’s expertise contributes all around business acumen, skills in strategic planning and finance, along with knowledge important to mergers and acquisitions activity. Throughout his career, Mr. Simpson has served on the board of directors of more than fifteen publicly traded companies, providing him with extensive and valuable board-level experience. Mr. Simpson’s board-level experience also includes previous audit committee, finance committee, nominating and corporate governance committee and compensation committee experience on certain of those public-company boards. Mr. Simpson is a recognized expert in corporate governance matters, having lectured and presented numerous times on corporate governance topics at seminars and continuing education courses. As indicated above, Mr. Simpson’s career includes executive-level experience as a Chief Executive Officer, providing him with a perspective that the Board values.
Timothy Tomlinson is a practicing corporate lawyer employed as General Counsel of Portola Minerals Company, a producer and seller of limestone products. Mr. Tomlinson was employed as Of Counsel by the law firm Greenberg Traurig, LLP from May 2007 through May 2011. Mr. Tomlinson was the founder and a named partner of Tomlinson Zisko LLP and practiced with this Silicon Valley law firm from 1983 until its acquisition by Greenberg Traurig, LLP in May 2007. He served as managing partner of Tomlinson Zisko LLP for multiple terms. Mr. Tomlinson is a long-tenured member of the Board, having served from the Company’s founding in 1995 until 2002, and again since his reappointment in November 2007. Mr. Tomlinson holds a B.A. degree in Economics, a Ph.D. degree in History, an M.B.A. and a J.D. degree from Stanford University.
Mr. Tomlinson has significant expertise in corporate matters including finance and mergers and acquisitions and has represented clients in the technology industry for more than thirty years. Mr. Tomlinson’s long-term service on our Board has provided him with valuable insight and institutional knowledge of the Company’s history and development. He has extensive experience in corporate governance, both as a lawyer advising clients, and through serving on our Audit, Compensation and Corporate Governance and Nominating Committees, as well as the audit, compensation, and governance committees of other public companies.
Compensation of Directors
This section provides information regarding the compensation policies for non-employee directors and amounts earned and securities awarded to these directors in fiscal 2012. Employee directors are not compensated for their services as a director. D. James Bidzos, a director, is the Company’s Executive Chairman, President and Chief Executive Officer. As an employee of the Company, Mr. Bidzos does not participate in the compensation program for non-employee directors, and he is compensated as an executive officer of the Company. Mr. Bidzos’ compensation is described in “Executive Compensation” elsewhere in this Proxy Statement.

Non-Employee Director Retainer Fees and Equity Compensation Information
On July 24, 2012, the Compensation Committee met to consider the cash and equity-based compensation to be paid to non-employee directors. The Compensation Committee reviewed competitive market data prepared by Frederic W. Cook & Co. (“FW Cook”), its independent compensation consultant, for the same comparator group used to benchmark executive compensation and certain available information for other boards and reviewed the board compensation practices of these companies. For information about the comparator group, see “Executive Compensation—Compensation Discussion and Analysis.” Following this review and consideration of the recommendations made by FW Cook, the Compensation Committee determined that it was in the best interests of Verisign and its stockholders to increase the value of the annual equity award grant to each director from $200,000 in 2011 to $240,000 (made solely in the form of restricted stock units (“RSUs”)). New directors are granted an equity award equal to the pro rata amount of such annual equity award, the amount of which is determined based on the date of such new director’s appointment or election to the Board.
Directors also receive annual cash retainer fees, which in fiscal 2012 were as follows:

Annual retainer for non-employee directors	$40,000
Additional annual retainer for Non-Executive Chairman of the Board(1)	$100,000
Additional annual retainer for Lead Independent Director	$25,000
Additional annual retainer for Audit Committee members	$25,000
Additional annual retainer for Compensation Committee members	$20,000
Additional annual retainer for Corporate Governance and Nominating Committee members	$10,000
Additional annual retainer for Audit Committee Chairperson	$15,000
Additional annual retainer for Compensation Committee Chairperson	$10,000
Additional annual retainer for Corporate Governance and Nominating Committee Chairperson	$5,000

(1)	The position of “Non-Executive Chairman of the Board” was not held during 2012, and as such no annual retainer fees were paid during this period.
Non-employee directors are reimbursed for their expenses in attending meetings.
Non-Employee Director Compensation Table for Fiscal 2012
The following table sets forth a summary of compensation information for our non-employee directors for fiscal 2012. As an executive officer of the Company during fiscal 2012, Mr. Bidzos received no additional compensation for services provided as a director. Information regarding Mr. Bidzos’ compensation may be found under “Executive Compensation.”
DIRECTOR COMPENSATION FOR FISCAL 2012

Non-Employee Director Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
William L. Chenevich	115,000	239,984	354,984
Kathleen A. Cote(3)	80,000	239,984	319,984
Roger H. Moore(4)	46,562 (5)	239,984	286,546
John D. Roach(6)	85,000	239,984	324,984
Louis A. Simpson(7)	80,000	239,984	319,984
Timothy Tomlinson(8)	70,000	239,984	309,984

(1)	Amounts shown represent retainer fees earned by each director.

(2)
Stock Awards consist solely of RSUs. Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the applicable awards granted in fiscal 2012. The grant date fair value of each Stock Award granted to each non-employee director on July 24, 2012 was $239,984 (5,744 RSUs at $41.78 per share closing price on the grant date).

(3)	As of December 31, 2012, Ms. Cote held outstanding options to purchase 12,430 shares of the Company’s common stock.

(4)	As of December 31, 2012, Mr. Moore held outstanding options to purchase 19,432 shares of the Company’s common stock.

(5)
Includes retainer fees paid on a pro-rata basis to Mr. Moore following the Board’s determination that Mr. Moore is independent and his appointment to the Audit Committee and Corporate Governance and Nominating Committee on October 24, 2012.

(6)	As of December 31, 2012, Mr. Roach held outstanding options to purchase 19,432 shares of the Company’s common stock.

(7)	As of December 31, 2012, Mr. Simpson held outstanding options to purchase 44,432 shares of the Company’s common stock.

(8)	As of December 31, 2012, Mr. Tomlinson held outstanding options to purchase 8,884 shares of the Company’s common stock.

Stock options are granted at an exercise price not less than 100% of the fair market value of Verisign’s common stock on the date of grant and have a term of not greater than seven years from the date of grant. Directors are permitted to exercise vested stock options for up to three years following the termination of their Board service. RSUs granted to non-employee directors in 2012 vested immediately upon grant. The Compensation Committee may authorize grants with different vesting schedules in the future. The vesting of equity awards for all non-employee directors accelerates as to 100% of any unvested equity awards upon certain changes-in-control as set forth in the Amended and Restated VeriSign, Inc. 2006 Equity Incentive Plan (the “2006 Plan”) and the 1998 Directors Stock Option Plan, as applicable.
The Board Recommends a Vote “FOR” the Election of Each of the Nominated Directors.

CORPORATE GOVERNANCE
Independence of Directors
As required under The NASDAQ Stock Market’s listing standards, a majority of the members of our Board must qualify as “independent,” as determined by the Board. The Board consults with our legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of The NASDAQ Stock Market.
Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and Verisign, our executive officers or our independent registered public accounting firm, the Board affirmatively determined on February 27, 2013 that the majority of our Board is comprised of independent directors. Our independent directors are: Mr. Chenevich, Ms. Cote, Mr. Moore, Mr. Roach, Mr. Simpson, and Mr. Tomlinson. Each director who serves on the Audit Committee, the Compensation Committee or the Corporate Governance and Nominating Committee is an independent director. Mr. Bidzos serves as Executive Chairman, President and Chief Executive Officer.
Board Leadership Structure
The Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its shareholders are best served by not having a formal policy on whether the same individual should serve as both Chief Executive Officer and Chairman of the Board. This flexibility allows the Board to utilize its considerable experience and knowledge to elect the most appropriate director as Chairman, while maintaining the ability to separate the Chairman of the Board and Chief Executive Officer roles when necessary. This determination is made according to what the Board believes is best to provide appropriate leadership for the Company at such time. Currently, the Company’s seven-member Board is led by Chairman D. James Bidzos. Mr. Bidzos is also an officer of the Company, serving as its Executive Chairman, President and Chief Executive Officer. The Board has appointed William L. Chenevich as Lead Independent Director. The Lead Independent Director presides at all meetings of the Board at which the Chairman of the Board is not present. Six of the seven directors are independent.
The Board has determined that its current leadership represents an appropriate structure for the Company. In particular, this structure capitalizes on the expertise and experience of Messrs. Bidzos and Chenevich due to their long-tenured service to the Board. The structure permits Mr. Bidzos to engage in the operations of the Company in a more in-depth way as Executive Chairman, President and Chief Executive Officer. Lastly, the structure ensures Board independence from management by permitting the Lead Independent Director to call and chair meetings of the independent directors separate and apart from the Chairman of the Board.
Mr. Bidzos was a founder of the Company and its initial Chief Executive Officer, and he has been either Chairman or Vice Chairman of the Company’s Board of Directors since the Company’s founding in 1995. Mr. Bidzos’s current tenure as Chairman of the Board dates to August 2007. Mr. Bidzos was appointed Executive Chairman, President and Chief Executive Officer on an interim basis of Verisign on June 30, 2008. On January 14, 2009, Mr. Bidzos resigned as President on an interim basis, and on August 17, 2009, Mr. Bidzos resigned as Executive Chairman and Chief Executive Officer on an interim basis and was appointed Executive Chairman of Verisign. On August 1, 2011, Mr. Bidzos was appointed President and Chief Executive Officer, following the resignation of Mark McLaughlin. Mr. Chenevich has also been a member of the Board since the Company’s founding in 1995 and has been the Lead Independent Director since February 2009.
Board Role in Risk Oversight
The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate member of senior management responsible for mitigating these risks within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives a report on risks under its purview, the Chairperson of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
Board and Committee Meetings
The Board met five times and its committees collectively met fourteen times during 2012. During his or her tenure on the Board, in fiscal 2012, no director attended fewer than 75% of the aggregate of (i) the total number of meetings held by the Board and (ii) the total number of meetings held by all committees on which he or she served. As the Lead Independent Director, Mr. Chenevich may schedule and conduct separate meetings of the independent directors and perform other similar duties.

Board Members’ Attendance at the Annual Meeting
Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend. One member of the Board attended our 2012 Annual Meeting of Stockholders.
Corporate Governance and Nominating Committee
The Board has established a Corporate Governance and Nominating Committee to recruit, evaluate, and nominate candidates for appointment or election to serve as members of the Board, recommend nominees for committees of the Board, recommend corporate governance principles and periodically review and assess the adequacy of these principles, and review annually the performance of the Board. The Corporate Governance and Nominating Committee is currently composed of Ms. Cote (Chairperson) and Messrs. Chenevich, Moore, Simpson and Tomlinson, each of whom has been determined by the Board to be an “independent director” under the rules of The NASDAQ Stock Market. Mr. Moore was appointed to the Corporate Governance and Nominating Committee on October 24, 2012. The Corporate Governance and Nominating Committee operates pursuant to a written charter. The Corporate Governance and Nominating Committee’s charter is located on our website at https://investor.verisign.com/documents.cfm. The Corporate Governance and Nominating Committee met four times during fiscal 2012.
In nominating candidates for election to the Board, the Corporate Governance and Nominating Committee considers the performance and qualifications of each potential nominee or candidate, not only for his or her individual strengths but also for his or her potential contribution to the Board as a group. While it has no express policy, in carrying out this responsibility the Corporate Governance and Nominating Committee also considers additional factors, such as diversity of business administration specialty, expertise within industries and markets tangential or complementary to the Company’s industry, and business contacts among the various market segments relevant to the Company’s sales, human resource and development strategies. Additionally, pursuant to its charter, the Corporate Governance and Nominating Committee evaluates and reviews with the Board the criteria for selecting new directors, including skills and characteristics, in the context of the current composition of the Board and its committees.
The Corporate Governance and Nominating Committee considers candidates for director nominees proposed by directors and stockholders. The Corporate Governance and Nominating Committee may also from time to time retain one or more third-party search firms to identify suitable candidates. The Corporate Governance and Nominating Committee has an agreement in place with an executive search firm to conduct searches for new independent directors for the Board from time to time, at the Corporate Governance and Nominating Committee’s request.
The Corporate Governance and Nominating Committee will consider all candidates identified by the directors, chief executive officer, stockholders, or third-party search firms through the processes described above, and will evaluate each of them, including incumbents and candidates nominated by stockholders, based on the same criteria.
If you would like the Corporate Governance and Nominating Committee to consider a prospective candidate, in accordance with our Bylaws, please submit the candidate’s name and qualifications to: Richard H. Goshorn, Secretary, VeriSign, Inc., 12061 Bluemont Way, Reston, Virginia 20190.
Audit Committee
The Board has established an Audit Committee that oversees the accounting and financial reporting processes at the Company, internal control over financial reporting, audits of the Company’s financial statements, the qualifications of the Company’s independent registered public accounting firm, and the performance of the Company’s internal audit department and the independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee, and the Audit Committee is responsible for the appointment (subject to stockholder ratification), compensation and retention of the independent registered public accounting firm. The Audit Committee also oversees the Company’s processes to manage business and financial risk, and compliance with significant applicable legal and regulatory requirements, and oversees the Company’s ethics and compliance programs. The Audit Committee is currently composed of Messrs. Chenevich (Chairperson), Moore and Roach and Ms. Cote. Each member of the Audit Committee meets the independence criteria of The NASDAQ Stock Market and the SEC. Each Audit Committee member meets The NASDAQ Stock Market’s financial knowledge requirements, and the Board has determined that the Audit Committee has at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities as required by Rule 5605(c)(2) of The NASDAQ Stock Market. The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and The NASDAQ Stock Market. The Audit Committee’s charter is located on our website at https://investor.verisign.com/documents.cfm. The Audit Committee met five times during fiscal 2012.

Audit Committee Financial Expert
Our Board has determined that William L. Chenevich, Kathleen A. Cote, Roger H. Moore and John D. Roach are “audit committee financial experts” as such term is defined in Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Messrs. Chenevich, Moore and Roach and Ms. Cote meet the independence requirements for audit committee members as defined in the applicable listing standards of The NASDAQ Stock Market.

Report of the Audit Committee
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission (“SEC”) or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except to the extent that Verisign specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.
The Audit Committee is composed of four directors who meet the independence and experience requirements of The NASDAQ Stock Market Rules. The Audit Committee operates under a written charter adopted by the board of directors (the “Board”) of VeriSign, Inc. (“Verisign”). The members of the Audit Committee are Messrs. Chenevich (Chairperson), Moore and Roach, and Ms. Cote. Mr. Moore was appointed to the Audit Committee on October 24, 2012. The Audit Committee met five times during fiscal 2012.
Management is responsible for the preparation, presentation and integrity of Verisign’s financial statements, accounting and financial reporting principles and internal controls and processes designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting standards and applicable laws and regulations (the “Internal Controls”). The independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of Verisign’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon.
The Audit Committee is responsible for oversight of Verisign’s financial, accounting and reporting processes and its compliance with legal and regulatory requirements. The Audit Committee is also responsible for the appointment, compensation and oversight of Verisign’s independent registered public accounting firm, including (i) evaluating the independent registered public accounting firm’s qualifications and performance, (ii) reviewing and confirming the independent registered public accounting firm’s independence, (iii) reviewing and approving the planned scope of the annual audit, (iv) overseeing the audit work of the independent registered public accounting firm, (v) reviewing and pre-approving any non-audit services that may be performed by the independent registered public accounting firm, (vi) reviewing with management and the independent registered public accounting firm the adequacy of Verisign’s Internal Controls, and (vii) reviewing Verisign’s critical accounting policies, the application of accounting principles and conduct of the audit, including the oversight of the resolution of any issues identified by the independent registered public accounting firm.
We have adopted a policy regarding rotation of the audit partners (as defined under SEC rules) responsible for the audit of Verisign’s financial statements. The independent registered public accounting firm shall not provide audit services to Verisign if the lead or coordinating audit partner (having primary responsibility for the audit) or the audit partner responsible for reviewing the audit has performed audit services for Verisign in each of the five previous fiscal years.
During fiscal 2012, the Audit Committee met privately with KPMG to discuss the results of the audit, evaluations by the independent registered public accounting firm of Verisign’s Internal Controls and quality of Verisign’s financial reporting.
The Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Verisign’s Annual Report on Form 10-K for the year ended December 31, 2012 with management. This review included a discussion of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that Verisign’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG.
The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the firm’s independence with the firm.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Verisign’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.
This report is submitted by the Audit Committee

William L. Chenevich (Chairperson)	Kathleen A. Cote

Roger H. Moore	John D. Roach

Compensation Committee
The Board has established a Compensation Committee to discharge the Board’s responsibilities with respect to all forms of compensation of the Company’s directors and executive officers, to administer the Company’s equity incentive plans, and to produce an annual report on executive compensation for use in the Company’s proxy statement. The Compensation Committee is also responsible for approving and evaluating executive officer compensation arrangements, plans, policies and programs of the Company. The Compensation Committee operates pursuant to a written charter. The Compensation Committee’s charter is located on our website at https://investor.verisign.com/documents.cfm. The Compensation Committee is currently composed of Messrs. Simpson (Chairperson), Roach and Tomlinson, each of whom is an “independent director” under the rules of The NASDAQ Stock Market, a “non-employee director” pursuant to Rule 16b-3 promulgated under Section 16 of the Exchange Act and an “outside director” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee met five times during fiscal 2012. For further information regarding the role of compensation consultants and management in setting executive compensation, see “Executive Compensation—Compensation Discussion and Analysis.”
Communicating with the Board
Any stockholder who desires to contact the Board may do so electronically by sending an e-mail to the following address: bod@verisign.com. Alternatively, a stockholder may contact the Board by writing to: Board of Directors, VeriSign, Inc., 12061 Bluemont Way, Reston, Virginia 20190, Attention: Secretary. Communications received electronically or in writing are distributed to the Chairman of the Board or other members of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received.
Legal Proceedings
On March 5, 2012, a complaint entitled Warhanek v. Bidzos, et al. was filed in the United States District Court for the District of Delaware. The complaint asserts derivative claims on behalf of Verisign against current directors D. James Bidzos, William L. Chenevich, Roger H. Moore, Kathleen A. Cote, John D. Roach, Louis A. Simpson, Timothy Tomlinson and a former director, President and Chief Executive Officer Mark D. McLaughlin (the “Director Defendants”). The complaint also asserts one derivative claim against officers and certain former officers Richard H. Goshorn, Christine C. Brennan, and Kevin A. Werner (the “Executive Defendants,” and together with the Director Defendants and nominal defendant Verisign, the “Defendants”).
The complaint alleges that the Director Defendants fraudulently obtained shareholder approval of certain incentive-based compensation plans by misrepresenting the tax deductibility of certain compensation paid to Verisign’s executive officers, including the Executive Defendants. Verisign adopted and obtained shareholder approval of several incentive-based compensation plans, including a 2010 Annual Incentive Compensation Plan (“AICP”), and an Amended and Restated VeriSign, Inc. 2006 Equity Incentive Plan (“2006 Plan”) and these plans were submitted to shareholders for approval in the 2010 and 2011 Proxy Statements (the “Prior Proxy Statements”), respectively. The complaint alleges that the Prior Proxy Statements falsely disclosed, or failed to adequately disclose, the material terms under which performance-based compensation would be paid under the AICP and the 2006 Plan. The complaint further alleges that the Prior Proxy Statements falsely represented that certain compensation paid to certain employees in excess of $1 million would be tax deductible.
The complaint asserts derivative claims against the Director Defendants for (1) violations of Section 14(a) of the Exchange Act for making false statements in and omitting material facts from the Prior Proxy Statements; (2) breach of fiduciary duty; and (3) waste of corporate assets. The complaint asserts an additional derivative claim against the Director Defendants and Executive Defendants for unjust enrichment based on compensation payments they received under the AICP or the 2006 Plan, as disclosed in the Prior Proxy Statements. No demand was made on the Board to institute this action, and the complaint alleges that any such demand would be futile because each director is either interested or lacks independence with respect to the challenges to the AICP and 2006 Plan. The relief sought by the complaint includes, among other things, an order nullifying the shareholder approval of the AICP and the 2006 Plan, an injunction requiring correction of the alleged misrepresentations in the Company’s Prior Proxy Statements, and an order requiring equitable accounting, with disgorgement, in favor of the Company for the purported losses it has and will sustain. On May 25, 2012, the defendants filed motions to dismiss this action in its entirety. Oral arguments on the motions to dismiss took place on November 16, 2012 and the matter is now under advisement with the court.
On January 16, 2013, a complaint entitled Glaser v. VeriSign, Inc. et al. was filed in the United Stated District Court for the Eastern District of Virginia (Alexandria Division). The complaint asserts claims against the Company, D. James Bidzos and George E. Kilguss, III for alleged violations of Sections 10(b) and 20(a) of the 1934 Exchange Act and Rule 10b-5.  The complaint alleges that the defendants made false and misleading statements primarily about the prospects for renewal of the .com registry agreement and with respect to revenue guidance.
The plaintiff seeks to certify a class consisting of those who purchased Verisign common stock between June 25, 2012 and October 25, 2012. The complaint seeks money damages with interest, costs and expenses of litigation including attorney fees, and equitable/injunctive or other and further relief as may be just and proper.

On February 15, 2013, the defendants filed a motion to dismiss the complaint. On March 8, 2013, the court granted plaintiff’s motion to stay a response to defendants’ motion to dismiss until after the appointment of lead plaintiff and lead counsel, which is expected to occur on or after April 12, 2013.
Code of Ethics
We have adopted a code of ethics that applies to our principal executive officer, principal financial officer and other senior accounting officers. This code of ethics, titled “Code of Ethics for the Chief Executive Officer and Senior Financial Officers,” is posted on our website along with the “Verisign Code of Conduct” that applies to all officers and employees, including the aforementioned officers. The Internet address for our website is www.verisigninc.com, and the “Code of Ethics for the Chief Executive Officer and Senior Financial Officers” may be found from our main Web page by clicking first on “company info,” next on “investor information,” next on “Corporate Governance,” next on “Ethics and Business Conduct,” and finally on “Code of Ethics for the Chief Executive Officer and Senior Financial Officers.” The “Verisign Code of Conduct” applicable to all officers and employees can similarly be found on the Web page for “Ethics and Business Conduct” under the link entitled “Verisign Code of Conduct—2012.”
We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the “Code of Ethics for the Chief Executive Officer and Senior Financial Officers” or, to the extent also applicable to the principal executive officer, principal financial officer, or other senior accounting officers, the “Verisign Code of Conduct—2012” by posting such information on our website, on the Web page found by clicking through to “Ethics and Business Conduct” as specified above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 28, 2013, except as otherwise indicated, by:

•	each current stockholder who is known to own beneficially more than 5% of our common stock;

•	each current director;

•	each of the Named Executive Officers (see “Executive Compensation—Summary Compensation Table” elsewhere in this Proxy Statement); and

•	all current directors and executive officers as a group.
The percentage ownership is based on 152,545,791 shares of common stock outstanding at February 28, 2013. Shares of common stock that are (i) covered by RSUs vesting or (ii) subject to options currently exercisable or exercisable, each within 60 days of February 28, 2013, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

BENEFICIAL OWNERSHIP TABLE

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number(1)	Percent(1)
Greater Than 5% Stockholders
Lone Pine Capital LLC(2)	14,747,890	9.67%
Two Greenwich Plaza Greenwich, CT 06830

BlackRock, Inc.(3)	14,580,203	9.56%
40 East 52nd Street New York, New York 10022

Macquarie Group Limited(4)	11,210,369	7.35%
No. 1 Martin Place Sydney, New South Wales Australia

The Vanguard Group, Inc.(5)	9,294,112	6.09%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

Directors and Named Executive Officers
D. James Bidzos	395,625	*
William L. Chenevich	16,211	*
Kathleen A. Cote(6)	29,055	*
Roger H. Moore(7)	35,510	*
John D. Roach(8)	30,381	*
Louis A. Simpson(9)	193,838	*
Timothy Tomlinson(10)	17,088	*
George E. Kilguss	3,240	*
Richard H. Goshorn(11)	87,162	*
Patrick S. Kane(12)	71,317	*
John D. Calys	6,416	*
All current directors and executive officers as a group (10 persons)(13)	885,843	*

*	Less than 1% of Verisign’s outstanding common stock.

(1)
The percentages are calculated using 152,545,791 outstanding shares of the Company’s common stock on February 28, 2013 as adjusted pursuant to Rule 13d-3(d)(1)(i). Pursuant to Rule 13d-3(d)(1) of the Exchange Act, beneficial ownership information for each person also includes shares subject to options exercisable, or RSUs vesting, within 60 days of February 28, 2013, as applicable.

(2)
Based on Schedule 13G/A filed on February 14, 2013 with the SEC by Lone Pine Capital LLC, with respect to beneficial ownership of 14,747,890 shares. Lone Pine Capital has shared voting power over 14,747,890 of these shares and shared dispositive power over 14,747,890 of these shares.

(3)
Based on Schedule 13G/A filed on January 31, 2013 with the SEC by BlackRock, Inc., with respect to beneficial ownership of 14,580,203 shares. BlackRock, Inc. has sole voting power over 14,580,203 of these shares and sole dispositive power over 14,580,203 of these shares.

(4)
Based on Schedule 13G/A filed on February 14, 2013 with the SEC by Macquarie Group Limited, a holding company, and its subsidiaries Macquarie Bank Limited, Macquarie Investment Management Limited, Delaware Management Holdings Inc and Delaware Management Business Trust, with respect to beneficial ownership of 11,210,369 shares. Macquarie Group Limited has sole voting power over 11,210,369 of these shares and sole dispositive power over of 11,210,369 of these shares.

(5)
Based on Schedule 13G/A filed on February 11, 2013 with the SEC by The Vanguard Group, Inc. with respect to beneficial ownership of 9,294,112 shares. Vanguard has sole voting power over 272,786 of these shares, sole dispositive power over 9,029,447 of these shares and shared dispositive power over 264,665 of these shares.

(6)	Includes 12,430 shares subject to options held directly by Ms. Cote.

(7)	Includes 19,432 shares subject to options held directly by Mr. Moore.

(8)	Includes 19,432 shares subject to options held directly by Mr. Roach.

(9)	Includes 44,432 shares subject to options held directly by Mr. Simpson.

(10)	Includes 8,204 shares held indirectly by the Tomlinson Family Trust, under which Mr. Tomlinson and his spouse are co-trustees. Includes 8,884 shares subject to options held directly by Mr. Tomlinson.

(11)	Includes 35,375 shares subject to options held directly by Mr. Goshorn.

(12)	Includes 40,360 shares subject to options held directly by Mr. Kane.

(13)	Includes the shares described in footnotes (6)-(12).
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of Verisign’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC and The NASDAQ Stock Market. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our common stock.
Based solely on a review of the reports we filed on behalf of our directors and executive officers, or written representations from reporting persons that all reportable transactions were reported, the Company believes that all Section 16(a) filing requirements applicable to our directors and executive officers were complied with for fiscal 2012.

PROPOSAL NO. 2
TO APPROVE, ON AN ADVISORY BASIS, VERISIGN’S EXECUTIVE COMPENSATION
In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) as codified under Schedule 14A of the Exchange Act and the corresponding SEC rules, Verisign is seeking an advisory stockholder vote with respect to compensation awarded to our Named Executive Officers for 2012 as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this Proxy Statement. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is advisory only, and the result of the vote is not binding upon the Company or its Board. Although the resolution is non-binding, the Board and the Compensation Committee will consider the outcome of the advisory vote on executive compensation when making future compensation decisions. On May 26, 2011, the majority of the Company’s stockholders voted in favor of an annual non-binding stockholder advisory vote on executive compensation and, in consideration of the outcome of the frequency vote, the Board determined to hold such advisory vote each year. Following the Meeting, the next such non-binding advisory vote to approve Verisign’s executive compensation is scheduled to occur at the 2014 Annual Meeting of Stockholders.
Verisign’s executive compensation program and compensation paid to the Named Executive Officers are described elsewhere in this Proxy Statement. The Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the Company’s circumstances and to promote the main objectives of the program: to provide competitive overall pay relative to peers, taking into account company and individual performance, to effectively tie pay to performance, and to align the Named Executive Officers’ interests with stockholders.
This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior fiscal year’s annual compensation to the Named Executive Officers. You may vote for or against the following resolution, or you may abstain. This vote is advisory and non-binding.
Resolved, that the stockholders approve the compensation of VeriSign, Inc.’s Named Executive Officers, as disclosed under Securities and Exchange Commission rules, including the Compensation Discussion and Analysis section, the compensation tables and related material included in this Proxy Statement.
The Board Recommends a Vote “FOR” the foregoing resolution.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides comprehensive information about our executive compensation program for our fiscal 2012 Named Executive Officers (“NEOs”), who are listed below, and provides context for the decisions underlying the compensation reported in the executive compensation tables in the Proxy Statement. Our NEOs are:

•
D. James Bidzos, Executive Chairman, President and Chief Executive Officer (throughout the CD&A the person occupying the position of President and Chief Executive Officer will be referred to from time to time as the “CEO”);

•	George E. Kilguss, III, Senior Vice President and Chief Financial Officer (“CFO”);

•	Richard H. Goshorn, Senior Vice President, General Counsel and Secretary;

•	Patrick S. Kane, Senior Vice President, Naming and Directory Services; and

•	John D. Calys, Vice President, Interim Chief Financial Officer and Controller.
In the sections below, we will describe the material elements of our executive compensation program for 2012, including how we set compensation and tie pay to performance, and our executive compensation governance practices. Our executive compensation program encompasses our NEOs and other senior vice presidents. We refer to our NEOs and other senior vice presidents, who are not NEOs, collectively as our “senior officers.”
Executive Summary
In fiscal 2012, Verisign continued to meet its long term objective of profitable growth while maintaining and protecting the critical internet Infrastructure we operate. From a financial perspective, we generated 13% revenue growth and a record $457 million of operating income. During the year we also renewed our .com agreement for another 6 year term and filed numerous patent applications to help us not only protect our existing operations but also to support innovation and strategic opportunities. We also continued our focus on our customers by providing another year of continuous system availability, and on our shareholders by returning excess capital through share buy backs.
2012 Company Performance Highlights:    The table below illustrates the results of our core operations in 2012:

Key Financial Measure	Result		2012 vs. 2011 Performance
Revenues	$873.6	million	13% increase
Operating Income	$457.3	million	39% increase
Cash Flows from Operating Activities	$537.6	million	60% increase
In addition to achieving positive financial results, we also accomplished the following key strategic business objectives:

Action	Result
Renewed agreement to serve as authoritative registry operator for .com registry	Renewal preserved certain key terms of the agreement including a term of 6 years

Returned $315 million to shareholders through share repurchases	Repurchased 7.7 million shares of our common stock

2012 Executive Compensation Program Highlights:    In 2012, we continued to focus on aligning pay and performance and enhancing our executive compensation governance practices. The following table provides highlights of our 2012 compensation program and changes we made in 2012:

Item	Action or Change	Rationale

Annual base salary increases
We provided base salary increases equal to 2.1% of the aggregate of NEO salaries (excluding the CFO who was not with the Company at the time increases were implemented and the CEO) to the following NEOs: 1) our Senior Vice President, General Counsel and Secretary from $400,000 to $408,000; 2) our Senior Vice President, Naming and Directory Services from $310,000 to $325,500, and 3) our Vice President, Interim Chief Financial Officer and Controller from $250,000 to $262,500.
Base salary increases in line with that of our peer group.

Annual incentive bonus	Funded bonus pool at 79.14% of target.	Financial results were below target and the Company did not meet all of its strategic goals.

Long-term incentive compensation	Granted equity awards comprised solely of 50% time-vesting Restricted Stock Units (“RSUs”) and 50% performance-based RSUs.	To provide immediate retentive value, link increases in value to increases in stockholder value, and tie long-term incentive compensation to Company performance.

Stock retention policy
Amended policy to include ownership guidelines as a multiple of base salary level. The new ownership guidelines are:
• 6x base salary for CEO;
• 3x annual retainer for Directors; and,
• 2x base salary for SVP level and above.

To ensure alignment of our CEO’s and Senior Vice Presidents’ interests with interests of stockholders.

Peer group
Conducted annual review of companies to be included in our peer group. Methodology remained consistent to previous year in which we included companies in our Global Industry Classification (“GIC”) Industry Group Software & Services that are within 1/3 to 3x our annual revenue and market capitalization.
To ensure our peer group reflects competitive market for talent and companies similar to us in industry, size and complexity.
Results of Shareholder Advisory Votes on Executive Compensation: When the Compensation Committee set compensation amounts for 2013, it took into account the results of the stockholder advisory vote on executive compensation that took place in May 2012. Although the vote was advisory and not binding, our stockholders indicated strong approval and support of our executive compensation program for our NEOs as disclosed in the 2012 Proxy Statement (131,878,714 votes were in favor, 50,025 abstained and 1,599,276 voted against, with 8,965,690 broker non-votes). We believe this strong support indicates that the pay-for-performance emphasis in our executive compensation program is appropriately aligned with the interests of our stockholders. Our stockholders also approved our Board’s recommendation to hold advisory votes on an annual basis. Accordingly, the next say on pay vote following the 2013 Annual Meeting of Stockholders will be held at the 2014 Annual Meeting of Stockholders.
Compensation Philosophy and Objectives
Verisign’s reputation as an industry leader in the secure and reliable operation of critical Internet infrastructure is built on the executive talent we are able to attract and retain. Our executive compensation program is designed to ensure we have the talent we need to maintain our current high performance standards and grow our business for the future. Our philosophy is to provide a mix of compensation that motivates our executives to achieve our short and long-term performance goals, which in turn will create value for our stockholders.

Our executive compensation program is designed with the following objectives in mind:

Objective	Program Design Element

Attract and retain talented executives
• Provide a competitive level of total direct compensation (base salary, bonus and long-term incentive).

• Provide a significant amount of executive compensation in the form of RSUs that have retentive value as they vest over a four-year period.

Tie a significant portion of executives’ compensation to achievement of the Company’s performance objectives
• Program is weighted in favor of annual and long-term incentives. Performance objectives are tied to stockholder value creation and other financial and strategic goals.

• Under the annual incentive program, awards based on Company performance are further modified up or down based on individual performance to closely align executives’ personal accomplishments with their compensation.

Align the interests of our executives with our stockholders
• Provide annual equity grants that vest over a four-year period and are comprised of 50% time-vesting RSUs and 50% performance-based RSUs.

• Require executives to meet stock ownership guidelines and retain their required ownership until six months after termination of employment.

Pay and Performance Relationship: Attracting and retaining the level of executive talent we need to be successful is a key objective of our executive compensation program. However, it is equally important that our executives are motivated and rewarded to achieve objectives that provide long-term benefits to our stockholders. We have designed our executive compensation program so that a significant amount of our NEOs’ compensation is performance-based to ensure the actual compensation paid to our executives is appropriately aligned with our Company’s performance and stockholders’ long-term interests. The charts below illustrate our emphasis on performance-based compensation elements—annual incentive bonus and long-term incentive compensation.

Note that the graph “NEOs Excluding CEO Pay Mix at Target” excludes Mr. Calys’ pay mix. Mr. Calys was Interim CFO through May 13, 2012 and then returned to his regular position as Controller on May 14, 2012. Mr. Kilguss, who was hired on May 14, 2012 as Verisign’s CFO is included in the graph which incorporates his new hire equity grant. If he were excluded, the Pay Mix at Target would be 25.7%, 15.4% and 58.9% for Base Salary, Target Bonus and LTI Grant Value, respectively. The amounts change because of Mr. Kilguss’s new hire equity grant. A more representative ratio of the pay mix for NEOs excluding the CEO would approximate 21.5% Base / 12.91% Target Bonus / 65.6% LTI, based on a regular annual LTI grant for Mr. Kilguss (excluding the amount of his new hire grant value that was supplemented to offset equity forfeited at his prior employer).

Our Process for Setting Compensation
Role of the Compensation Committee:    The Compensation Committee of our Board of Directors (the “Compensation Committee” or “Committee”) oversees our compensation and benefit programs and sets the policies that govern compensation of our senior officers, including NEOs, and other employees. As part of its role in determining senior officers’ compensation, the Compensation Committee annually:

•	Reviews and makes changes as appropriate to the peer group used to benchmark competitive compensation levels for our senior officers;

•	Reviews and approves design elements of senior officer compensation for market competitiveness, and alignment with Company performance;

•	Sets performance goals for our annual and long-term incentive compensation programs;

•
Reviews the Board’s assessment of the individual performance of the CEO achieved during the fiscal year and approves any adjustments to the CEO’s base salary, and annual incentive and equity awards based on this assessment; and

•
Reviews the CEO’s assessment of individual performance of each senior officer in conjunction with performance achieved during the fiscal year and approves any adjustments to base salary, and annual incentive and equity awards based on this assessment.

Role of Management:    The CEO annually reviews the performance of each senior officer, other than the CEO (whose performance is reviewed by the Board), and makes recommendations to the Committee for base salary adjustments, incentive bonus payouts and equity awards based on this assessment.
Role of External Compensation Consultant:    The Compensation Committee has engaged Frederic W. Cook & Co. (“FW Cook”) as its independent consultant to assist it in evaluating and analyzing the Company’s executive compensation program and principles. FW Cook also reviews compensation design recommendations by the Company’s management and provides recommendations to the Compensation Committee for any changes to the CEO’s compensation. FW Cook provides the following services to the Compensation Committee:

•
Analyzes the NEOs’ annual compensation based on comparisons to the Company’s peer group, including comparing target and actual total compensation and advises the Compensation Committee on the appropriateness of management’s recommendations for any changes to the NEOs’ compensation;

•	Reviews the Company’s peer group annually and provides recommendations for changes as appropriate;

•	Advises the Compensation Committee on best practices related to governance and design of executive compensation programs; and

•	Reviews the draft CD&A.
At its meeting in December 2012, the Committee reviewed FW Cook's performance and assessed its independence against the six independence factors set forth in the Nasdaq rules. FW Cook provided the Committee with a written statement addressing the six independence factors and presented information which addressed all factors. Upon review of FW Cook’s responses, the Committee determined to engage with FW Cook for fiscal year 2013.
FW Cook performs no other services for the Company.
Competitive Market Assessment:    Each year, we assess the competitiveness of our NEOs’ base salary, annual incentive bonus targets and long-term incentive compensation targets (element by element and in the aggregate) by comparing our program to a peer group of publicly-traded high technology companies that we view as our competitors for executive talent. We examine the compensation data of our peer group and also reference broader publicly-available survey data for high technology companies that are comparable to us in annual revenues.
Although the Compensation Committee carefully considers our peer group and survey data, it does not target a specific compensation percentile within either the Company’s peer group or technology companies of our general size when determining total compensation for its NEOs. The Compensation Committee also considers a senior officer’s individual performance, future potential, and scope of responsibilities and experience when setting compensation.
Each year, the Compensation Committee reviews the peer group with the assistance of its independent consultant and makes changes as appropriate in order to ensure it continues to appropriately reflect the competitive market for executive talent.

For 2012, our peer group was made up of the following 15 companies:

Akamai Technologies	Equinix	Rackspace Hosting

ANSYS	FactSet Research Systems	Red Hat

Autodesk	Informatica	Rovi

BMC Software	MICROS Systems	Solera Holdings

Citrix Systems	Nuance Communications	TIBCO Software

Following its annual review of the peer group, which took place during its regularly scheduled meeting in October 2012, the Compensation Committee determined to make no changes to the group for 2013. The peer group includes companies in the Global Industry Classification (GIC) Industry Groups of Software  and Internet Software and Services only and those generally with revenue and market cap 1/3x to 3x that of Verisign.
The chart below illustrates Verisign’s revenue and market capitalization position as compared to its 2012 peer group, reflecting the most recently reported four quarters prior to October 2012.

Elements of Our Executive Compensation Program
Our executive compensation program is made up of three main elements: base salary, annual incentive bonus and long-term incentive compensation. The chart below shows what we are trying to achieve with each element of compensation, what factors we use to determine actual awards, and how awards are positioned compared to relevant market data.

Element	Objective	Factors Used to Determine Awards	Market Positioning

Base Salary	Provide a guaranteed level of annual income in order to attract and retain our executive talent.	• Job responsibilities • Experience • Individual contributions • Future potential • Effect on other elements of compensation and benefits including target bonus amounts	Peer group and relevant survey at the 50th percentile adjusted for individual factors.

Annual Incentive Bonus	Provide a reward for achieving financial and strategic operational goals.	• Company performance measures • Individual performance	Targeted at peer group and relevant other companies in survey data at the 50th percentile adjusted for individual factors.

Long-Term Incentive Compensation	Provide a reward that incents executives to manage Verisign from the perspective of a stockholder. Also, to retain our executive talent.	• Job responsibilities • Experience • Individual contributions • Future potential • Value of vested and unvested outstanding equity awards • Internal pay equity	Peer group and relevant survey at the 50th percentile adjusted for individual factors.

Base Salary:    For 2012, the Compensation Committee reviewed competitive benchmark data provided by FW Cook and recommendations from our CEO regarding each senior officer’s individual performance. Based on that review, the Compensation Committee adjusted NEOs’ salaries as summarized in the chart below.

Name	Position	2011 Base Salary	2012 Base Salary	Rationale for Adjustment
D. James Bidzos	Executive Chairman, President and CEO	$750,000	$750,000	Mr. Bidzos’ salary was increased to $750,000 when he assumed the CEO role in August 2011. He did not receive a salary increase in 2012.
George E. Kilguss, III	Senior Vice President and Chief Financial Officer	n/a	$375,000	Mr. Kilguss’ salary was effective with his hire date on May 14, 2012, and was approved by the Committee in accordance with the factors described in this section.
Richard H. Goshorn	Senior Vice President, General Counsel and Secretary	$400,000	$408,000	Mr. Goshorn’s base salary was increased in recognition of his performance and contributions in 2011. His base salary aligns with the 50th percentile of the peer group.
Patrick S. Kane	Senior Vice President, Naming and Directory Services	$310,000	$325,500	Mr. Kane received an increase. His salary aligns with the 50th percentile of the peer group.
John D. Calys	Vice President, Interim CFO and Controller	$250,000	$262,500	Mr. Calys’ salary was increased. His salary aligns with the 50th percentile of the Controller benchmark of the peer group.
Annual Incentive Bonus:    We provide annual cash bonuses to our employees, including our NEOs, under the Verisign Performance Plan (“VPP”) based on the Company’s achievement of pre-established financial and strategic operational goals, as well as, individual performance.

The target annual incentive opportunity for each of our NEOs is determined based on a comparison to our peer group and information obtained from relevant survey data. Each of the target bonuses for our NEOs was at the or slightly below the 50th percentile of our peer group. For 2012, the Compensation Committee approved the following bonus targets as a percent of base salary for our NEOs:

NEOs	2012 Bonus Target as a % of Base Salary
CEO	100%
Senior Vice Presidents (3)	60%
Vice President, Interim CFO and Controller	40%
The Compensation Committee determines actual annual incentive award payments for our senior officers, including NEOs, taking into account the Company’s performance and individual performance. The Company’s performance determines the initial level of funding for the annual incentive bonus pool. The Compensation Committee then considers, and approves as appropriate, management’s recommendation for modifying any individual awards above or below the level of funding based on an assessment of individual performance, subject to the maximum individual bonus payments described below for NEOs under Tax Treatment of Executive Compensation.
The Company performance goals for the fiscal 2012 VPP were approved by the Compensation Committee in February 2012 and were based on three measures: two financial measures—Revenue and Non-GAAP Operating Income, both weighted equally at 25% and one strategic operational measure—.com Contract Renewal weighted at 50%.

2012 Performance Goals for VPP Funding
Revenue: 25%
Successful .Com Renewal: 50%
Non-GAAP Operating Income: 25%
Strategic Operational Measures
Financial Measures

For purposes of determining the bonus pool, we determined Consolidated Non-GAAP Operating Income by excluding from the Company’s consolidated operating income the following items that are included under GAAP: discontinued operations, non-core businesses in continuing operations, stock-based compensation, amortization of other intangible assets, impairments of goodwill and other intangible assets and restructuring costs. We used this non-GAAP performance measure because we believe it presented a clearer picture of the performance of the Company’s core operations.
Our .com Registry Agreement with the Internet Corporation for Assigned Names and Numbers (ICANN) was up for renewal in 2012. This agreement designates Verisign as the sole registry operator for domain names in the .com top-level domain. Because this designation is a key strategic role for Verisign, the successful renewal of this Agreement was selected as a strategic operational goal and weighted at 50%.
A description of the performance measures and funding established for each of the goals pertaining to the 2012 VPP are set forth below:

•
Revenue: Weighted at 25% of the total bonus pool, this component would be funded when the actual results met a threshold level of achievement greater than 94% of the established target of $890M. Based on a weighting of 25%, revenue achievement between 94% to 100% would result in a funding level of 0% to 25% of the targeted total pool; revenue achievement at 100% and greater than or equal to 110% would result in funding from 25% to 50%.

•
Non-GAAP Operating Income: Weighed at 25% of the total bonus pool, this component would be funded when the actual results met a threshold level of achievement greater than 94% of the established target of $448.2M. Based on a weighting of

25%, non-GAAP operating income achievement between 94% to 100% would result in a funding level of 0% to 25% of the targeted total pool; non-GAAP operating income achievement at 100% and greater than or equal to 150% would result in funding from 25% to 50%.

•
.com Renewal: Weighted at 50% of the total bonus pool, this component would be funded if the Company maintained or improved all material terms under the expiring Agreement which included the following subcomponents: provisions regarding prices and allowable price increases would be the same or better; contract renewal must occur in 2012; maintain the same 6-year term of agreement with same presumptive right of renewal; and, same restrictions on consensus policies to change material terms. This goal would either be achieved or not achieved. If the goal was achieved, 50% of the total pool would be funded, if it was not achieved, 0% would be funded.

For 2012, the Compensation Committee determined that Verisign achieved 98.15%, or $873.6M of the revenue goal. Based on a weighting of 25%, this resulted in a funding multiplier of 19.34% of the total bonus pool for this goal. The Committee also determined that Verisign achieved 109.6%, or $491.2M of the non-GAAP operating income goal. Based on a weighting of 25%, this resulted in a funding multiplier of 29.80% for this goal. With respect to the .com Renewal, the Committee determined that it would provide a partial credit for this goal at 60%; this resulted in a funding multiplier of 30%. The decision to provide partial credit was based on the Committee’s review of the subcomponents of the goal after which it determined all subcomponents of the .com Renewal goal were met with the exception of allowing future price increases. The chart below illustrates how each goal component and its respective performance achievement resulted in a final funding multiplier of 79.14% (the “Funding Multiplier”) for the VPP bonus plan.

 In order to establish actual award amounts under the VPP bonus plan, the Compensation Committee also made a determination as to individual performance of the NEOs. The chart below indicates the Compensation Committee’s determination of actual annual incentive bonus award for each 2012 NEO under the 2012 VPP bonus plan. In making this determination, the Committee considered the CEO’s assessment of individual performance of the other NEOs and the Board’s assessment of the CEO’s individual performance.

			Bonus Target as a % of Base Salary	2012 Actual Bonus Payment
Name	Position	2012 Base Salary		Actual Payout as a % of Base Salary	Funding Multiplier as a % of Target	Actual Payout as a % of Target	Actual Payout Amount	Notes
D. James Bidzos	Executive Chairman, President and CEO	$750,000	100%	79.14%	79.14%	79.14%	$593,550	Mr. Bidzos’ bonus payment was made at the funding multiplier level of 79.14% of his target bonus.

George E.Kilguss, III	Senior Vice President and Chief Financial Officer	$375,000	60%	30%	79.14%	79.14%	$112,872
Mr. Kilguss’ bonus payout was made at the VPP funding multiplier level of 79.14%. His bonus is prorated from his hire date of May 14, 2012. His base salary earnings from his hire date of May 14, 2012 through December 31, 2012, for purposes of bonus eligibility, were $237,705.

Richard H. Goshorn	Senior Vice President, General Counsel and Secretary	$408,000	60%	47.5%	79.14%	79.14%	$193,735	Mr. Goshorn’s bonus payout was made at the VPP funding multiplier level of 79.14%.

Patrick S. Kane	Senior Vice President, Naming and Directory Services	$325,500	60%	47.5%	79.14%	79.14%	$154,560	Mr. Kane’s bonus payout was made at the VPP funding multiplier level of 79.14%.

John D. Calys	Vice President, Interim CFO and Controller	$262,500	40%	33.7%	79.14%	84.14%	$88,347	Mr. Calys’ bonus was adjusted above the funding target based on his performance in his dual role in 2012.
Long-Term Incentive Compensation:    Equity-based grants are an important element of our total compensation program. Consistent with our compensation philosophy, we believe it is important that these awards have a performance component and are aligned with total shareholder return. The actual award amounts are based on several factors including competitiveness as determined by our peer group and relevant survey data provided by FW Cook, job responsibilities and experience, individual contributions, and future potential.
In 2012, the Compensation Committee granted long-term equity compensation to our senior officers in the form of performance-based RSUs and time-vesting RSUs. The time-vesting RSUs provide strong retentive value for our executive talent as they vest over four years. They are also linked to increases in stockholder value creation as their value goes up or down with the Company’s stock price. The performance-based RSUs provide a performance element that is linked to Company financial and operational performance as well as increases in stockholder value, and also provide a retention incentive as they vest over the same time period as the time-vesting RSUs.
The performance measures used for the 2012 performance-based RSUs aligned with the performance measures of the 2012 VPP which, as stated above, included three measures: two financial measures—Revenue and Non-GAAP Operating Income, both weighted equally at 25% and the .com Contract Renewal, weighted at 50%. The performance for Revenue and Non-GAAP Operating Income are described more specifically above and resulted in achievement of 19.34% and 29.80% target bonus pool multipliers, respectively. The Committee determined the performance achievement for the .com Renewal Contract would be 0% since all of the subcomponents of the goal (as described above) were not met. As a result of the achievement level for the three goals, the Committee determined that the 2012 performance-based RSU grant was achieved at 49.14% of target. The number of RSUs was adjusted by the performance achieved, so the actual grant of RSUs was lower than the initial grant and could potentially have been lower and even as low as 0 if the performance measures had not been achieved. The Compensation Committee used these performance measures due to their positive alignment with stockholder value creation and to reinforce the importance of the .com Contract Renewal to the Company’s long-term business success.

The chart below illustrates the vesting schedule and performance metrics for the 2012 equity grants.

2012	2013	2014	2015	2016
Grant of Time-Vesting RSUs 50% of LTI Grant	25% Vested on February 21, 2013	25% Vesting on February 21, 2014	25% Vesting on February 21, 2015	25% Vesting on February 21, 2016

Grant of Performance Based RSUs 50% of LTI Grant	Number of RSUs earned based on performance metrics: • 25% Revenue • 25% Non-GAAP Op Income • 50% .com Contract Renewal 25% of earned RSUs vested on February, 28, 2013	25% of earned RSUs vesting on February 21, 2014	25% of earned RSUs vesting on February 21, 2015	25% of earned RSUs vesting on February 21, 2016

Equity awards for NEOs were granted on February 21, 2012 at the regularly scheduled Compensation Committee meeting. The number of RSUs to be granted to individual executives (time-vesting and performance-based) was based on the grant date fair value of the RSUs and the total amount determined by the Compensation Committee to be appropriate based on the factors discussed above. The chart below shows the number of RSUs granted to each NEO in 2012 and the number of performance-based RSUs that were earned in 2013 based on 2012 performance at 49.14% of target.

		Total Market Value of Equity Grant	FMV at Grant per RSU	2012 Equity Grant		2012 Award
Name	Position			Time- Vesting RSUs granted	Performance- Based RSUs granted	Performance- Based RSUs Earned in 2013(1)	Notes
D. James Bidzos	Executive Chairman, President and CEO	$4,500,792	$37.32	60,300	60,300	29,631	Mr. Bidzos’ equity grant was positioned at the 50th percentile for CEOs in our peer group.
George E. Kilguss, III	Senior Vice President and Chief Financial Officer	$3,180,800	$39.76	40,000	40,000	19,656
Mr. Kilguss’ equity award reflects his new hire award, granted upon his start date of May 14, 2012. The award value was determined based upon review of equity values of our peer group for CFO positions and also supplemented to offset certain equity values that Mr. Kilguss forfeited at his prior employer.

Richard H. Goshorn	Senior Vice President, General Counsel and Secretary	$933,000	$37.32	12,500	12,500	6,142
The equity awarded to Mr. Goshorn was determined taking into account individual factors such as job responsibilities, experience, individual contributions, future potential, internal equity and other relevant factors. Based on these factors, the target equity value awarded was at the 50th percentile of annual LTI award values for our peer group.

Patrick S. Kane	Senior Vice President, Naming and Directory Services	$746,400	$37.32	10,000	10,000	4,914
The equity awarded to Mr. Kane was established taking into account individual factors such as job responsibilities, experience, individual contributions, future potential, internal equity and other relevant factors. Based on these factors, the target equity value awarded was below 25th percentile of annual LTI award values for our peer group and between the 50th percentile and 75th percentile as compared to survey data.

John D. Calys	Vice President, Interim CFO and Controller	$933,000	$37.32	25,000	n/a	n/a
Mr. Calys’ equity award was determined taking into account his role as serving as Interim CFO from September 26, 2011 – May 13, 2012 while continuing his regular responsibilities as Controller. The value was determined using the 3-yr average of LTI values at the 50th percentile for peer group CFO benchmark and also in consideration of his target grant value as Controller. The grant was comprised solely of time-vested RSUs which vest over four years on each anniversary of the grant date.

(1)    25% vested on February 28, 2013, and the remainder vests as to 25% at each annual anniversary of the grant date.

In addition, as the Committee did not grant partial credit for the .com renewal in connection with the vesting of the 2012 performance-based RSUs, but recognizing that most of the subcomponents of that goal had been met, the Committee decided to make an additional special grant of performance-based awards in respect of 2013 as follows: 18,090 RSUs awarded to Mr. Bidzos, 12,000 RSUs awarded to Mr. Kilguss, 3,750 RSUs awarded to Mr. Goshorn and 3,000 RSUs awarded to Mr. Kane.  These awards will vest if the Company meets the 2013 Annual Incentive Compensation Plan (“AICP”) performance goal, which is consistent with the 2012 AICP performance goal, with one-third vesting on the later of the date the Committee certifies achievement of the performance goal as set forth above, and the date the Company receives an unqualified signed opinion of the Company’s financial statements from its independent registered public accounting firm for FY 2013, one-third on the second anniversary of the grant date and one-third on the third anniversary of the grant date, subject to certain employment conditions.
At its meeting in February 2013, the Committee approved the 2013 Equity Program for its senior officers at the Senior Vice President level and above. The program includes a mix of time-based RSUs and performance-based RSUs. Performance measures and goals associated with the performance-based RSUs include specific Verisign EPS and Total Shareholder Return goals over a three year period.
CEO Compensation:
Our philosophy is that our CEO should be primarily compensated in the form of performance-based compensation. We place the greatest emphasis on the annual and long-term incentive compensation elements when determining appropriate compensation levels, and especially emphasize equity compensation. We believe that it is important that our CEO make decisions that are in the best interests of our stockholders and we reinforce that philosophy through our executive compensation program.
Mr. Bidzos’ 2012 compensation was determined by the Compensation Committee as part of its annual review of executive compensation in February 2012. The components of his compensation are summarized below:

•
Mr. Bidzos’ annual base salary was $750,000 in 2011 and was not adjusted in 2012. Based on data provided by FW Cook for CEOs in our peer group, the Committee determined that Mr. Bidzos’ salary aligned with the market 50th percentile and was appropriately set at its current level.

•
Mr. Bidzos’ bonus target was set at 100% of his base salary. Prior to 2012, Mr. Bidzos did not participate in the VPP, or have an established bonus target, as he was initially in the role of CEO on a temporary basis. His bonus target aligns with the market 50th percentile of bonus target data provided by FW Cook for CEOs in our peer group. In February 2013, the Committee awarded Mr. Bidzos a bonus of $593,550. The Committee determined this amount as it reflected the performance achievement as approved by the Committee for the 2012 VPP (79.14%), as discussed above.

•
Mr. Bidzos received an equity award for 2012 with an aggregate value of $4,500,792 consisting of 50% time-based RSUs and 50% performance-based RSUs. Based on a fair market value of $37.32 on the date of grant, this equated to 60,300 time-based RSUs and 60,300 performance-based RSUs. The value of the equity grant was above the 50th percentile and below the 75th percentile for CEOs in our peer group. The time-based RSUs vest at 25% per year on each anniversary of the grant date. The Committee approved achievement of the performance-based RSUs at 49.14% (as described above under Long-Term Incentive Compensation), which resulted in Mr. Bidzos earning 29,631 performance-based RSUs of which 25 percent vested on February 28, 2013 (the date of receipt of an unqualified signed opinion by the Company’s independent accounting firm regarding the financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012), and the remaining shares vest 25% on each anniversary of the grant date.

•
In connection with his relocation from California to Virginia, the Compensation Committee approved a relocation benefit for Mr. Bidzos at its meeting in February 2012. The relocation benefit would include, in accordance with Verisign’s relocation policy, reimbursement for reasonable and legitimate relocation expenses, with a limit not to exceed $300,000. In addition, the relocation benefit would not include any tax gross-ups and would be effective for expenses incurred from January 1, 2012 to December 31, 2012. As of December 1, 2012, Mr. Bidzos had not completed his relocation and had incurred only $5,634 of relocation expense out of the $300,000 approved by the Committee. In light of the circumstances, the Committee approved that effective January 1, 2013 through December 31, 2013, Mr. Bidzos would be eligible to receive reimbursement of reasonable and legitimate relocation expenses, excluding any tax gross ups, with a limit not to exceed $294,366.

•
Mr. Bidzos is eligible for certain payments and benefits in the event of a change-in-control but is not otherwise eligible for any severance payments. His change-in-control agreement provides for two times his base salary and bonus and a payment equivalent to two years of continuation of health benefits if he participates in the Company’s health plans (currently he does not). The other terms of his change-in-control agreement are the same as other senior officers as described below.

Governance Features of our Executive Compensation Program
Stock Retention Policy:    Our stock retention policy applies to our employees at the Senior Vice President level and above, officers who are subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”), and board members. Under the policy, participants are required to retain, until six months after the participant ceases employment or board service with the Company, 50% of net shares (which is the number of issued shares of Company common stock after taxes and/or payment of exercise price) of Company common stock that are issued under equity awards received by the employee or board member on or after the date the policy becomes applicable to the participant.
At its meeting in July 2012, the Compensation Committee amended the Stock Retention Policy to also specify minimum ownership levels required for participants under the policy. Ownership levels are set as a multiple of base salary or annual retainer and are as follows:

•	CEO: 6x Base Salary

•	Directors: 3x Annual Retainer

•	Section 16 Officers and Senior Vice Presidents, other than the CEO: 2x Base Salary
The policy continues to specify that participants are required to retain their net shares until they reach their minimum ownership level and that shares at specified ownership targets must be held until six months after the participant ceases employment or board service with the Company. We believe requiring senior employees and board members to continue to retain stock after their service with the Company ceases is important to ensure that the value they receive for their equity awards is the same value our stockholders receive and to discourage focus on short-term Company performance that is not sustained. Our Stock Retention Policy can be found on our website at https://investor.verisign.com/policies.cfm.
Securities Trading Policy:    Our Securities Trading Policy prohibits employees, including our senior officers, from buying or selling derivative securities related to our common stock, such as puts or calls on our common stock. We believe derivative securities diminish the alignment of incentives between our senior officers and stockholders. The Policy also prohibits employees from entering into agreements or purchasing instruments designed to hedge or offset decreases in the market value of the Company’s securities. Additionally, under this Policy, our senior offices can only purchase and sell our common stock during approved trading windows. These windows are timed based on our earnings releases.
Recoupment of Incentive Compensation:    The Compensation Committee adopted an executive compensation recoupment policy in March 2010 that applies to the annual and long-term incentive awards. If there is an inaccurate financial statement, and, as a result, certain senior officers received materially more incentive compensation than he or she would have, the Compensation Committee has the discretion to seek recovery of this overpayment either by limiting future awards or directly seeking repayment. In the case of fraudulent, intentional, willful or grossly negligent misconduct by the recipient of an award, the Compensation Committee can recoup previous incentive awards paid regardless of when the awards were paid to the senior officer. If the inaccuracy is not the result of these circumstances, the Compensation Committee can only recover incentive awards paid based on the inaccuracy if they were paid in the three years prior to the determination that the financial statement was inaccurate.
Equity Award Practices:    The Compensation Committee approves all equity awards to our senior officers, the aggregate annual equity pool, employee grant guidelines and all equity awards to all employees during the annual grant process, which generally takes place in February. For employees hired during the year that are below the Senior Vice President level, the Compensation Committee has delegated actual award determination to the Grant Committee which currently has one member, D. James Bidzos. Grant Committee awards are granted on the 15th of the month (or next scheduled trading day if the 15th is not a trading day) following approval by the Grant Committee.
Benefits:    We do not provide our senior officers with any benefits in addition to those provided to all of our other U.S.-based employees. All of our U.S.-based employees are eligible for medical, dental and vision insurance, life insurance, short and long-term disability, paid time off, an employee stock purchase plan and a qualified 401(k) salary deferral plan.
Severance Agreements:    We generally do not enter into severance or employment agreements with our senior officers, nor do we provide severance or other benefits following termination. However, the Compensation Committee may determine in special circumstances that providing such severance payments and benefits is warranted in order to attract a potential executive or for other business considerations. The Compensation Committee approved a separation package for Mr. Kilguss such that in the event Mr. Kilguss had been involuntarily terminated by the Company without cause prior to January 1, 2013, he would have been eligible to receive the following: a lump-sum cash payment equal to the amount of base salary that would have been paid from the date of termination through June 30, 2013; a lump-sum cash payment of a bonus for 2012 equal to 60% of his annual base salary; and immediate vesting of 25% of each of his time vested and performance-based restricted stock unit awards (assuming target achievement of performance measures). Mr. Kilguss’ eligibility to receive these amounts, less applicable taxes and deductions, and equity would have been subject to his signing a general release and his compliance with non-compete obligations through June 30, 2013.

Risk Assessment:    In 2012, we performed a comprehensive assessment of our compensation policies and programs design to determine whether risks arising under them would be likely to have a material adverse effect on the Company. We considered each element of our compensation programs and policies in our enterprise-wide risk assessment and determined that none of our compensation policies and programs create a risk that is reasonably likely to have a material adverse effect on the Company.
Change-In-Control and Retention Agreements:    We have entered into change-in-control and retention agreements with our senior officers. These agreements provide for change-in-control severance benefits and payments in the event the senior officer’s employment is terminated in connection with a change in control of the Company. They are “double trigger” agreements which means the senior officers will only be eligible for payments under the agreements if both a change-in-control of the Company occurs and the senior officer’s employment is terminated without cause (or by the beneficiary for good reason) within 24 months of the change-in-control.
The Compensation Committee believes these agreements are necessary to attract and retain executive talent and to neutralize the personal interests of our executives when making decisions related to beneficial corporate transactions. Each year, the Compensation Committee reviews the provisions of the change-in-control agreements with FW Cook and makes adjustments as necessary to ensure they are in line with best corporate governance practices. No changes were made to the existing agreements in 2012 as FW Cook advised the Compensation Committee that they were in line with best practices which include double trigger benefits, severance multiples less than or equal to 2x base salary and target bonus and the lack of a tax-gross up provision. Additional details about these agreements, including potential payments, may be found in the “Potential Payments Upon Termination or Change-in-Control” and “Change-in-Control Benefit Estimates as of December 31, 2012” table.
Tax Treatment of Executive Compensation:    Section 162(m) of the Internal Revenue Code of 1986 limits the amount of compensation in excess of $1,000,000 that the Company may deduct in any one year with respect to its CEO and three other most highly compensated officers (excluding the CFO) serving at the end of the fiscal year as disclosed in the annual proxy statement. There are exceptions to this deduction limit if the compensation is “performance-based” under Section 162(m). The Company does not limit compensation as a result of Section 162(m) but does try to structure its executive compensation program to maximize the amount of compensation that may be deducted. While base salaries and time-vesting RSUs are subject to the deduction limitation, our performance-based awards, including annual incentive bonus and performance-based RSUs, are generally exempt from the limitation.
In order to ensure that annual incentive bonuses paid to certain senior officers are fully deductible for tax purposes under Section 162(m), the Company adopted the AICP. The AICP was approved by stockholders at the Annual Meeting of Stockholders of VeriSign, Inc. held on May 27, 2010 and is the vehicle under which certain of our senior officers’ bonuses, determined as described above, are paid.
For 2012, assuming the performance goal was met, each such senior officer could be awarded a maximum bonus of 300% of his or her target bonus (but no more than $5 million), subject to the Compensation Committee’s discretion to award bonuses in lesser amounts. The Compensation Committee exercised its discretion to award bonuses in lesser amounts and primarily based the AICP payments on the funding results of the VPP annual bonus program of 79.14%.
The performance goal for the AICP was approved by the Compensation Committee at its February 21, 2012 meeting and provided that the Company must achieve Non-GAAP Operating Income in excess of $50 million before a bonus could be paid. For 2012, Non-GAAP Operating Income was $491.2 million.
Compensation Committee Report
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted by the Compensation Committee

Louis A. Simpson (Chairperson)
John D. Roach
Timothy Tomlinson

 Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee are Louis A. Simpson, John D. Roach and Timothy Tomlinson. All of the members of the Compensation Committee during 2012 were independent directors, and none of the members of the Compensation Committee during 2012 were employees or officers or former officers of Verisign. No executive officer of Verisign has served on the compensation committee (or other board committee performing equivalent functions, if any) or the board of directors of another entity, one of whose executive officers served as a member of the Compensation Committee of Verisign during 2012; and no executive officer of Verisign has served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of the Board during 2012.
Summary Compensation Table
The following table sets forth certain summary information concerning the compensation received by each person who served as our principal executive officer and principal financial officer during fiscal 2012 and the two other most highly compensated executive officers as of the end of fiscal 2012. We refer to these executive officers as our “Named Executive Officers.”
SUMMARY COMPENSATION TABLE

Named Executive Officer and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
D. James Bidzos(5)	2012	752,885	—	4,500,792	—	593,550	9,650 (6)	5,856,877
Executive Chairman, President and Chief Executive Officer	2011	326,730 (7)	340,625 (8)	3,999,978	—	—	20,180 (9)	4,687,513
	2010	305,538	—	999,991	—	—	4,156	1,309,684

George E. Kilguss, III(10)	2012	232,212	—	3,180,800	—	112,872	30,629 (11)	3,556,513
Senior Vice President and Chief Financial Officer

Richard H. Goshorn	2012	408,339	—	933,000	—	193,735	8,235	1,543,309
Senior Vice President, General Counsel and Secretary	2011	400,000	—	2,134,397	—	288,000	10,698	2,833,095
	2010	401,539	8,160 (12)	401,280	349,267	267,840	6,708	1,434,794

Patrick S. Kane	2012	324,367	—	746,400	—	154,560	7,894	1,233,221
Senior Vice President, Naming and Directory Services	2011	307,634	—	1,260,511	—	206,102	8,430	1,782,677

John D. Calys(13)	2012	261,587	75,000 (14)	933,000	—	88,347	7,969	1,365,903
Vice President and Controller	2011	250,000	50,000 (14)	332,700	—	113,750	8,627	755,077

(1)	Includes, where applicable, amounts electively deferred by each Named Executive Officer under our 401(k) Plan.

(2)
Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the applicable awards granted in fiscal 2012, 2011, and 2010, respectively. The assumptions used to calculate the grant date fair value of awards are set forth in Note 11, “Employee Benefits and Stock-Based Compensation,” of our Notes to Consolidated Financial Statements in the 2012 Annual Report on Form 10-K. Stock Awards consist of RSUs granted in 2012, 2011, and 2010, respectively. Amounts shown in “Stock Awards” include the value of awards subject to performance conditions based upon the probable outcome of the performance conditions as of the grant date of the award, excluding the effect of estimated forfeitures. The values of awards subject to performance conditions included in “Stock Awards” were as follows: Mr. Bidzos, $2,250,396 (2012); Mr. Kilguss, $1,590,400 (2012); Mr. Goshorn, $466,500 (2012), $449,280 (2011); and Mr. Kane, $373,200 (2012) $351,000 (2011). Assuming the highest level of the performance conditions was achieved, the value of these awards would be 150% of the amounts stated in the table.

(3)	Amounts shown are for non-equity incentive plan compensation earned during the year indicated, but paid in the following year.

(4)
Except as otherwise indicated, amounts in “All Other Compensation” for fiscal 2012, fiscal 2011 and fiscal 2010 include, where applicable, matching contributions made by the Company to the VeriSign, Inc. 401(k) Plan and life insurance payments.

(5)
On June 30, 2008, Mr. Bidzos was appointed Executive Chairman, President and Chief Executive Officer on an interim basis. On January 14, 2009, Mr. Bidzos resigned as President on an interim basis, and on August 17, 2009, Mr. Bidzos resigned as Executive Chairman and Chief Executive Officer on an interim basis and was appointed Executive Chairman of Verisign. On July 27, 2011 Mr. Bidzos was elected President and Chief Executive Officer, effective August 1, 2011.

(6)	Represents lease payments for a leased automobile.

(7)
Mr. Bidzos’ base salary as Executive Chairman was $40,000 per year. Upon his election as President and Chief Executive Officer, effective August 1, 2011, his base salary was increased to $750,000 per year.

(8)
Mr. Bidzos did not participate in the Company’s annual incentive plan in 2011. He was awarded a special bonus of $340,625 in February 2012 in recognition of his service as President and Chief Executive Officer during 2011.

(9)	Includes $15,553 for the use of the Company’s corporate apartment, utilities and cleaning services and lease payments for a leased automobile.

(10)	Mr. Kilguss was appointed Senior Vice President and Chief Financial Officer as of May 14, 2012.

(11)	Includes $24,554 in relocation payments for Mr. Kilguss.

(12)	Mr. Goshorn was awarded a discretionary bonus of $8,160 on February 22, 2011 in recognition of his contributions in the sale of the Authentication Services business to Symantec Corporation.

(13)	Mr. Calys has served as Vice President and Controller of Verisign since December 2010. From September 26, 2011 to May 14, 2012, Mr. Calys served as Interim Chief Financial Officer.

(14)
Mr. Calys was awarded a special cash bonus of $50,000 per calendar quarter for his service as Interim Chief Financial Officer, beginning in respect of the fourth quarter of 2011 and continuing so long as he served as Interim Chief Financial Officer.

Grants of Plan-Based Awards for Fiscal 2012
The following table shows all plan-based awards granted to the Named Executive Officers during fiscal 2012 under annual and long term plans.
GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2012(1)

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
D. James Bidzos	2/21/2012	0	750,000	2,250,000				60,300(3)	2,250,396
	2/21/2012				0	60,300	90,450		2,250,396
George E. Kilguss, III	5/14/2012	0	142,623	213,934				40,000(3)	1,590,400
	5/14/2012				0	40,000	60,000		1,590,400
Richard H. Goshorn	2/21/2012	0	244,800	734,400				12,500(3)	466,500
	2/21/2012				0	12,500	18,750		466,500
Patrick S. Kane	2/21/2012	0	195,300	585,900				10,000(3)	373,200
	2/21/2012				0	10,000	15,000		373,200
John D. Calys(4)	2/21/2012	0	91,875	275,625				25,000(3)	933,000

(1)
Named Executive Officers are eligible to receive an annual cash bonus under the annual plans and long-term incentive compensation under our 2006 Plan as described in “Compensation Discussion and Analysis” elsewhere in this Proxy Statement.

(2)
The Named Executive Officers, other than Mr. Calys, were awarded performance-based RSUs. On February 28, 2013, actual performance against goals was determined and Mr. Bidzos, Mr. Kilguss, Mr. Goshorn and Mr. Kane were awarded RSUs. 25% of the grant vested on February 28, 2013, and will vest thereafter as to an additional 25% of the grant on each of February 21, 2014, February 21, 2015 and February 21, 2016, except for Mr. Kilguss. Mr. Kilguss was appointed Senior Vice President and Chief Financial Officer effective as of May 14, 2012 and his remaining performance-based RSUs will vest thereafter as to an additional 25% of the grant on each of May 14, 2014, May 14, 2015 and May 14, 2016.

(3)	The RSU award vests as to 25% of the total award on each anniversary of the date of grant until fully vested.

(4)	Mr. Calys became an executive officer as of September 26, 2011 and at that time became a participant in the AICP.
The Company generally does not enter into employment agreements with its executive officers, each of whom may be terminated at any time at the discretion of the Board. The Company entered into the CEO Amended and Restated Change-in-Control and Retention Agreement with Mr. Bidzos, our President and Chief Executive Officer, and Amended and Restated Change-in-Control and Retention Agreements with other of its senior vice presidents, including the Named Executive Officers, other than Mr. Calys.
An RSU is an award covering a number of shares of Verisign common stock which are typically settled by issuance of those shares on a one-for-one basis. Any dividends paid on our common stock during the vesting period applicable to RSUs shall be credited to the participant in the form of additional RSUs, the number of which shall be calculated based on the market price of our common stock on the date such dividends are paid to stockholders. Any such additional RSUs shall be subject to the same terms and conditions as the underlying RSU award.
Please refer to “Compensation Discussion and Analysis” elsewhere in this Proxy Statement for more information concerning our compensation practices and policies for executive officers.

 Outstanding Equity Awards at 2012 Fiscal Year-End
The following table shows all outstanding equity awards held by the Named Executive Officers at the end of fiscal 2012 granted under the 2006 Plan.
OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

		Option Awards					Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un- exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
D. James Bidzos	02/21/2012						60,300 (3)	2,340,846
	02/21/2012						22,224 (4)	862,736
George E. Kilguss, III	05/14/2012						40,000 (3)	1,552,800
	05/14/2012						14,742 (4)	572,284
Richard H. Goshorn	08/04/2008	20,000 (5)			32.28	08/04/2015
	02/23/2009	4,063 (5)	2,031		18.64	02/23/2016
	02/22/2010	6,187 (5)	15,469		24.32	02/22/2017
	02/23/2009						3,807 (3)	147,788
	02/22/2010						9,665 (3)	375,195
	01/21/2011						9,151 (6)	355,242
	02/22/2011						10,307 (3)	400,118
	02/22/2011						10,464 (7)	406,212
	05/18/2011						4,985 (8)	193,518
	02/21/2012						12,500 (3)	485,250
	02/21/2012						4,607 (4)	178,844
Patrick S. Kane	08/07/2007	6,075 (5)			29.63	08/07/2014
	12/14/2007	22,092 (5)			36.31	12/14/2014
	08/04/2008	7,374 (5)			32.28	08/04/2015
	02/23/2009	4,284 (5)	535		18.64	02/23/2016
	02/23/2009						1,005 (3)	39,014
	02/22/2010						7,146 (3)	277,408
	01/10/2011						8,053 (3)	312,617
	01/21/2011						1,438 (6)	55,823
	02/22/2011						8,053 (3)	312,617
	02/22/2011						8,175 (7)	317,354
	05/18/2011						819 (8)	31,794
	02/21/2012						10,000 (3)	388,200
	02/21/2012						3,686 (4)	143,091
John D. Calys	01/18/2011						8,053 (3)	312,617
	02/21/2012						25,000 (3)	970,500

(1)
Includes 4,883.2122 RSUs, 2,798.3086 RSUs and 737.4632 RSUs issued to Mr. Goshorn, Mr. Kane and Mr. Calys, respectively, on May 18, 2011 in respect of outstanding RSUs as a result of the special dividend declared by the Board on April 27, 2011 in accordance with the terms of the applicable equity plans.

(2)	The market value is calculated by multiplying the number of shares by the closing price of our common stock on December 31, 2012, which was $38.82.

(3)	The RSU award vests as to 25% of the total award on each anniversary of the date of grant until fully vested.

(4)
Awards of performance-based RSUs were granted on February 21, 2012. If specified performance criteria were achieved, the performance-based RSUs earned shall vest as to 25% on the date of the Compensation Committee’s certification of the 2012 VeriSign Performance Plan funding percentage and thereafter as to 25% on each anniversary of the date of grant, except for Mr. Kilguss. Mr. Kilguss was appointed Senior Vice President and Chief Financial Officer effective as of May 14, 2012 and his remaining performance-based RSUs will vest thereafter as to an additional 25% of the grant on each of May 14, 2014, May 14, 2015 and May 14, 2016. Based on the achieved performance as certified by the Compensation Committee effective February 28, 2013, RSUs were awarded, 25% of which vested immediately on February 28, 2013, and the remainder of which are reflected in this table. Includes 22,224 RSUs issued to Mr. Bidzos; 14,742 RSUs issued to Mr. Kilguss; 4,607 RSUs issued to Mr. Goshorn; and 3,686 RSUs issued to Mr. Kane, which represent 75% of the awards unvested as of February 28, 2013.

(5)	The option became exercisable as to 25% of the grant on the first anniversary of the date of grant, and vests quarterly thereafter at the rate of 6.25% per quarter until fully vested.

(6)
Awards of RSUs were granted in connection with vested options as a result of the special dividend declared by the Board on December 9, 2010. The RSU award vests on the second anniversary of the grant date.

(7)
Awards of performance-based RSUs were granted on February 22, 2011. If specified performance criteria were achieved, the performance-based RSUs earned shall vest as to 25% on the date of the Compensation Committee’s certification of the 2011 VeriSign Performance Plan funding percentage and thereafter as to 25% on each anniversary of the date of grant. Based on the achieved performance as certified by the Compensation Committee effective February 24, 2012, RSUs were awarded, 25% of which vested immediately on February 24, 2012, and the remainder of which are reflected in this table. Includes 10,464 RSUs issued to Mr. Goshorn and 8,175 RSUs issued to Mr. Kane, which represent 75% of the awards unvested as of February 24, 2012.

(8)
Awards of RSUs were granted in connection with vested options as a result of the special dividend declared by the Board on April 27, 2011 and paid on May 18, 2011. The RSU award vests on the second anniversary of the grant date.

Option Exercises and Stock Vested for Fiscal 2012
The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by our Named Executive Officers during fiscal 2012.
OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
D. James Bidzos	—	—	105,285 (1)	$4,379,392
George E. Kilguss, III	—	—	4,914 (1)	$225,110
Richard H. Goshorn	34,703	610,398	23,344 (1)	$907,973
Patrick S. Kane	—	—	15,641 (1)	$609,093
John D. Calys	—	—	2,684	$96,396

(1)
Awards of performance-based RSUs were granted on February 21, 2012 to the Named Executive Officers, other than Mr.  Calys, and on May 14, 2012 to Mr. Kilguss. If specified performance criteria were achieved, the RSUs earned vest as to 25% on the date of the Compensation Committee’s certification of the 2012 Verisign Performance Plan funding percentage and thereafter as to 25% on each anniversary of the date of grant. Based on the achieved performance as certified by the Compensation Committee effective February 28, 2013, RSUs were awarded. Includes 7,407, 4,914 1,535 and 1,228 shares issued to Messrs. Bidzos, Kilguss, Goshorn and Kane, respectively, which represent 25% of the RSUs which vested immediately on February 28, 2013.

Potential Payments Upon Termination or Change-in-Control
Except as described below, the Company has no formal severance program for its Named Executive Officers, each of whom may be terminated at any time at the discretion of the Board. The Compensation Committee approved a separation package for Mr. Kilguss such that in the event Mr. Kilguss was involuntarily terminated by the Company without cause prior to January 1, 2013, Mr. Kilguss would receive certain benefits, the details of which may be found in the Compensation Discussion and Analysis.  Assuming a termination without cause effective December 31, 2012, Mr. Kilguss would have been entitled to receive a lump sum cash payment of $412,500, and immediate vesting of 25% of each of his time vested and performance-based RSUs (assuming target achievement of performance measures) valued at $776,400.  Mr. Kilguss’ eligibility to receive these amounts, less applicable taxes and deductions, and equity would have been subject to his signing a general release and compliance with non-compete obligations through June 30, 2013.
On August 24, 2007, the Compensation Committee adopted and approved forms of change-in-control and retention agreements to be entered into with Verisign’s chief executive officer and our other executive officers, and on April 26, 2011, the Compensation Committee approved amendments to those form agreements (such agreements, as amended, the “CIC Agreements”). Such amendments included the following changes, among other revisions: (1) the equity acceleration provision was modified to clarify that if performance shares are accelerated, and the performance period has not been completed, the amount payable is computed as if the performance has been satisfied at the target level; (2) the excise tax provision was amended to provide for an automatic cutback (versus elective) of change-in-control benefits to an amount that avoids the excise tax if such cutback leads to a better after-tax result for the executive; and (3) the COBRA provision was modified to provide that if the executive elects to continue medical coverage under COBRA, Verisign will reimburse the executive’s premium, for 24 months for the Chief Executive Officer and for 12 months for all other executives eligible for the CIC Agreement.
Under the CIC Agreements, an executive officer of the Company is entitled to receive severance benefits if, within the twenty-four months following a “change-in-control” (or under certain circumstances, during the six-month period preceding a “change-in-control”), the executive officer’s employment is terminated by Verisign without “cause” or by the executive officer for “good reason.” The terms and conditions of the CIC Agreements are described below.

Under the CIC Agreements, “change-in-control” means:
(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or its subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly (excluding, for purposes of this Section, securities acquired directly from the Company), of securities of the Company representing at least thirty-five percent (35%) of (A) the then-outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities;
(b) the consummation of a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
(c) a change in the composition of the Board occurring within a 24-month period, as a result of which fewer than a majority of the directors are incumbent directors;
(d) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect); or
(e) stockholder approval of the dissolution or liquidation of the Company.
Under the CIC Agreements, “cause” means:
(a) an executive’s willful and continued failure to substantially perform the executive’s duties after written notice providing the executive with ninety (90) days from the date of the executive’s receipt of such notice in which to cure;
(b) conviction of (or plea of guilty or no contest to) the executive for a felony involving moral turpitude;
(c) an executive’s willful misconduct or gross negligence resulting in material harm to the Company; or
(d) an executive’s willful violation of the Company’s policies resulting in material harm to the Company.
Under the CIC Agreements, “good reason” means:
(a) a change in the executive’s authority, duties or responsibilities that is inconsistent in any material and adverse respect from the executive’s authority, duties and responsibilities immediately preceding the change-in-control;
(b) a reduction in the executive’s base salary compared to the executive’s base salary immediately preceding the change-in-control, except for an across-the-board reduction of not more than ten percent (10%) of base salary applicable to all senior executives of the Company;
(c) a reduction in the executive’s bonus opportunity of five percent (5%) or more from the executive’s bonus opportunity immediately preceding the change-in-control, except for an across-the-board reduction applicable to all senior executives of the Company;
(d) a failure to provide the executive with long-term incentive opportunities that in the aggregate are at least comparable to the long-term incentives provided to other senior executives at the Company;
(e) a reduction of at least 5% in aggregate benefits that the executive is entitled to receive under all employee benefit plans of the Company following a change-in-control compared to the aggregate benefits the executive was eligible to receive under all employee benefit plans maintained by the Company immediately preceding the change-in-control;
(f) a requirement that the executive be based at any office location more than 40 miles from the executive’s primary office location immediately preceding the change-in-control, if such relocation increases the executive’s commute by more than ten (10) miles from the executive’s principal residence immediately preceding the change-in-control; or
(g) the failure of the Company to obtain the assumption of the agreement from any successor as provided in the agreement.
If a change-in-control occurs and the executive officer experiences a qualifying termination and timely delivers a general release agreement, the CIC Agreements provide that Verisign will make the following payments and provide the following benefits to the executive officer (subject to a six month delay if and to the extent required by the deferred compensation rules set forth in and promulgated under Section 409A of the Code):

•	a lump sum equal to the pro rata target bonus for the year in which the executive officer was terminated;

•
a lump sum equal to a specified multiple of the sum of (i) the executive officer’s annual base salary plus (ii) the average of the executive officer’s annual bonus amount for the last three full fiscal years prior to a change-in-control, or, if the executive officer was employed by the Company for fewer than three full fiscal years preceding the fiscal year in which the change-in-

control occurs, the average target bonus for the number of full fiscal years the executive officer was employed by the Company before the change-in-control or the target bonus for the fiscal year in which the change-in-control occurs if the executive officer was not eligible to receive a bonus from the Company during any of the prior three fiscal years; the applicable multiples are 200% of the annual base salary and bonus for the chief executive officer and 100% of the annual base salary and bonus for other executive officer participants;

•	if the executive elects to continue medical coverage under COBRA, reimbursement of the executive’s premium, for 24 months for the Chief Executive Officer and for 12 months for all other executives;

•
immediate acceleration of vesting of all of the executive officer’s unvested stock options and RSUs; however, if the consideration to be received by stockholders of the Company in connection with the change-in-control consists of substantially all cash or if the stock options and RSUs held by the executive officer are not assumed in the change-in-control, then all of the executive officer’s then-unvested and outstanding stock options and RSUs shall vest immediately prior to the change-in-control regardless of whether or not there is a termination of employment in connection therewith; and

•	if performance shares are accelerated, and the performance period has not been completed, the amount payable is computed as if the performance has been satisfied at the target level.
In addition, the CIC Agreements include the following terms and conditions:

•
to the extent any change-in-control payments or benefits are characterized as excess parachute payments within the meaning of Section 4999 of the Code, and such characterization would subject the executive officer to a federal excise tax due to that characterization, the executive officer’s termination benefits will be reduced to an amount so that none of the amounts payable constitute excess parachute payments if this would result in the executive officer’s receipt, on an after-tax basis, of the greatest amount of termination and other benefits, after taking into account applicable federal, state and local taxes, including the excise tax under Section 4999 of the Code;

•
an initial term ending on August 24, 2012 and automatic renewal for one-year periods thereafter unless the Board terminates the CIC Agreement at least 90 days before the end of the then-current term, provided that such termination shall not be effective until the last day of the then-current term; and

•	the executive officer is prohibited from soliciting employees of Verisign or competing against Verisign for a period of twelve months.
The following table shows the value of stock options and RSUs that would have vested for our Named Executive Officers as of December 31, 2012, as well as the additional cash compensation payable, if any, under the change-in-control and termination scenarios described above. The value of stock options is based on the difference between the exercise price of all accelerated options and the market value of our common stock as of December 31, 2012, which was $38.82.
Change-in-Control Benefit Estimates as of December 31, 2012

	Value of Accelerated Cash Compensation Benefits ($)(1)		Value of Accelerated Stock Awards ($)		Value of Accelerated Option Awards ($)
Named Executive Officer	Change-in- Control Only	Change-in-Control plus Qualifying Termination	Change-in- Control Only	Change-in-Control plus Qualifying Termination(2)	Change-in- Control Only	Change-in-Control plus Qualifying Termination(2)
D. James Bidzos	—	3,750,070	—	3,491,138	—	—
George E. Kilguss, III	—	842,466	—	2,315,846	—	—
Richard H. Goshorn	—	937,866	—	2,601,775	—	265,288
Patrick S. Kane	—	679,500	—	1,925,588	—	10,796
John D. Calys(3)	—	—	—	—	—	—

(1)
To the extent any payments made or benefits provided upon termination of an executive officer’s employment constitute deferred compensation subject to Section 409A of the Code, payment of such amounts or provision of such benefits will be delayed for six months after the executive officer’s separation from service if and to the extent required under Section 409A.

(2)
If the equity awards held by the executive are not assumed upon a change-in-control or the consideration to be received by stockholders consists of substantially all cash, then all such equity awards shall have their vesting and exercisability accelerated in full immediately prior to the change-in-control regardless of whether there is a qualifying termination.

(3)	Mr. Calys receives no change-in-control benefits because he is not a senior vice president.

Equity Compensation Plan Information
The following table sets forth information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2012.

EQUITY COMPENSATION PLAN INFORMATION

	Equity Compensation Plan Information
	(A)	(B)	(C)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by stockholders(3)	2,895,189(4)	$29.90	15,048,971(5)
Equity compensation plans not approved by stockholders(6)	15,605(7)	$22.69	—
Total	2,910,794	$29.77	15,048,971

(1)	Includes 2,494,238 shares subject to RSUs outstanding as of December 31, 2012 that were issued under the 2006 Plan.

(2)	Does not include any price for outstanding RSUs.

(3)
Includes the 1998 Directors Stock Option Plan (the “1998 Plan”), the 2006 Plan, and the 2007 Employee Stock Purchase Plan (the “2007 Purchase Plan”). Effective May 27, 2006, the granting of equity awards under the 1998 Plan was discontinued and new equity awards are granted under the 2006 Plan. Remaining authorized shares under the 1998 Plan that were not subject to outstanding awards as of May 26, 2006 were cancelled on May 26, 2006. The 1998 Plan will remain in effect as to outstanding equity awards granted under the plan prior to May 26, 2006.

(4)	Excludes purchase rights accruing under the 2007 Purchase Plan, which has a remaining stockholder-approved reserve of 2,567,107 shares as of December 31, 2012.

(5)
Consists of shares available for future issuance under the 2006 Plan and the 2007 Purchase Plan. As of December 31, 2012, an aggregate of 12,481,864 shares and 2,567,107 shares of common stock were available for issuance under the 2006 Plan and the 2007 Purchase Plan, respectively, including 268,482 shares subject to purchase under the 2007 Purchase Plan during the current purchase period. In addition to options and RSUs, shares can be granted under the 2006 Plan pursuant to stock appreciation rights, restricted stock awards, stock bonuses and performance shares.

(6)
Includes the 2001 Stock Incentive Plan (the “2001 Plan”). No options issued under the 2001 Plan are held by any directors or executive officers. The terms of this plan are set forth in the 2001 Stock Incentive Plan, as amended through November 22, 2002, which was filed as an exhibit to Verisign’s Annual Report on Form 10-K for the Year-ended December 31, 2001. Effective May 27, 2006, the granting of equity awards under the 2001 Plan was discontinued and new equity awards are being granted under the 2006 Plan. Remaining authorized shares under the 2001 Plan that were not subject to outstanding awards as of May 26, 2006, were cancelled on May 26, 2006. The 2001 Plan remains in effect as to outstanding equity awards granted under the plan prior to May 26, 2006.

(7)	Does not include options to purchase an aggregate of 5,063 shares of common stock with a weighted-average exercise price of $6.4315 that were assumed in business combinations.

POLICIES AND PROCEDURES WITH RESPECT TO TRANSACTIONS WITH RELATED PERSONS
Verisign’s Audit Committee approved a written Policy for Entering into Transactions with Related Persons (the “Related Person Transaction Policy”) which sets forth the requirements for review, approval or ratification of transactions between Verisign and “related persons,” as such term is defined under Item 404 of Regulation S-K.
Pursuant to the terms of the Related Person Transaction Policy, the Audit Committee shall review, approve or ratify the terms of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) Verisign was or is to be a participant and (ii) a related person has or will have a direct or indirect material interest (“Related Person Transaction”), except for those transactions, arrangements or relationships specifically listed in the Related Person Transaction Policy that do not require approval or ratification. In determining whether to approve or ratify a Related Person Transaction, the Audit Committee will take into account, among factors it deems appropriate, whether the Related Person Transaction terms are no more favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the materiality of the related person’s direct or indirect interest in the transaction.
Prior approval of the Audit Committee shall be required for the following Related Person Transactions:

•
Any Related Person Transaction to which a related person is a named party to the underlying agreement or arrangement; provided, however, certain agreements or arrangements between Verisign and a related person concerning employment and any compensation solely resulting from employment or concerning compensation as a member of the Board that have, in each case, been entered into or approved in accordance with policies of Verisign shall not be subject to prior approval of the Audit Committee;

•
Any Related Person Transaction involving an indirect material interest of a related person where the terms of the agreement or arrangement are not negotiated on an arm’s length basis or where the Related Person Transaction is not a transaction in the ordinary course of business; and

•	Any Related Person Transaction where the total transaction value exceeds $1,000,000.
On a quarterly basis, the Audit Committee shall review and, if determined by the Audit Committee to be appropriate, ratify any Related Person Transactions not requiring prior approval of the Audit Committee pursuant to the Related Person Transaction Policy.
In the event Verisign proposes to enter into a transaction with a related person who is a member of the Audit Committee or an immediate family member of a member of the Audit Committee, prior approval by a majority of the disinterested members of the Board shall be required and no such member of the Audit Committee for which he or she or an immediate family member is a related person shall participate in any discussion or approval of such transaction, except to provide all material information concerning the Related Person Transaction.
The following Related Person Transactions shall not require approval or ratification by the Audit Committee:

•	Payment of compensation to executive officers in connection with their employment with Verisign; provided that such compensation has been approved in accordance with policies of Verisign.

•	Remuneration to directors in connection with their service as a member of the Board; provided that such remuneration has been approved in accordance with policies of Verisign.

•	Reimbursement of expenses incurred in exercising duties as an officer or director of Verisign; provided that such reimbursement has been approved in accordance with policies of Verisign.

•
Any transaction with another company at which a related person’s only relationship is as a director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed $1,000,000.

•	Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

•
Any transaction involving a related person where the rates or charges involved are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•
Any transaction where the related person’s interest arises solely from the ownership of Verisign’s common stock and all holders of Verisign’s common stock received the same benefit on a pro rata basis (e.g., dividends).

There are no transactions required to be reported under Item 404(a) of Regulation S-K where the Related Person Transaction Policy did not require review, approval or ratification, or where the Related Person Transaction Policy was not followed during fiscal 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Since January 1, 2012, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we or any of our subsidiaries are or were to be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer or beneficial holder of more than 5% of the common stock of Verisign or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected KPMG LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending December 31, 2013, and our stockholders are being asked to ratify this selection. Representatives of KPMG LLP, expected to be present at the Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so and are expected to be available to respond to appropriate questions.
The Board Recommends a Vote “FOR” the Ratification of the Selection of KPMG LLP as our
Independent Registered Public Accounting Firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table presents fees billed for professional services rendered by KPMG LLP for the audit of our annual consolidated financial statements for the years ended December 31, 2012 and December 31, 2011, and fees billed for other services provided by KPMG LLP, in each of the last two completed fiscal years.

	2012 Fees	2011 Fees
Audit Fees (including quarterly reviews):
Consolidated Integrated Audit	$1,469,000	$1,350,000
Statutory Audits	224,370	345,393
Total Audit Fees	1,693,370	1,695,393
Audit-Related Fees(1)	590,849	505,634
Tax Fees(2)	250,000	575,000
All Other Fees	—	—
Total Fees	$2,534,219	$2,776,027

(1)	Audit-Related Fees consist principally of reporting on Service Organization Controls (SOC 1, 2 and 3 reports), and Webtrust audits.

(2)	Tax Fees include tax compliance services and technical tax advice.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
Per the Audit Committee’s Charter, the Audit Committee, or a designated member of the Audit Committee, pre-approved all audit and permissible non-audit services provided by the independent registered public accounting firm. These services included audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

OTHER INFORMATION
Stockholder Proposals for the 2014 Annual Meeting of Stockholders
Proposals of stockholders intended to be presented at our 2014 Annual Meeting of Stockholders and included in our proxy statement and form of proxy relating to the meeting, pursuant to Rule 14a-8 under the Exchange Act must be received by us at our principal executive offices no later than 120 calendar days before the one year anniversary of the date of this Proxy Statement, or December 10, 2013.
In accordance with our Bylaws, which were most recently amended on July 25, 2012, we have established an advance notice procedure for stockholder proposals not included in our proxy statement to be brought before an Annual Meeting of Stockholders. In general, nominations for the election of directors may be made:

•	pursuant to Verisign’s notice of such meeting;

•	by or at the direction of the Board; or

•	by any stockholder of the Company who was a stockholder of record at the time of giving notice who is entitled to vote at such meeting and complies with the notice procedures set forth below.

The only business that will be conducted at an Annual Meeting of Stockholders is business that is brought before the meeting by or at the direction of the chairman of the meeting and is consistent with rules and regulations that the Board may adopt for the conduct of the meeting or by any stockholder entitled to vote who has delivered timely written notice to the Secretary of the Company no later than ninety (90) days and no earlier than one hundred twenty (120) days prior to the first anniversary of the date of the Company’s proxy statement released to stockholders in connection with the previous year’s Annual Meeting (such date, the “Proxy Anniversary Date”). In the event that the date of the Annual Meeting is more than thirty (30) days before or more than sixty (60) days after the Proxy Anniversary Date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to the Annual Meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the Annual Meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. Additionally, if the number of directors to be elected to the board is increased and the Company does not publicly announce either all of the director nominees or the size of the increased board at least seventy (70) days prior to the Proxy Anniversary Date (or, if the Annual Meeting is held more than thirty (30) days before or more than sixty (60) days after the Proxy Anniversary Date, at least seventy (70) days prior to such meeting), a stockholder’s notice with respect to nominees for any new positions will be considered timely if delivered no later than the close of business on the tenth (10th) day following such public announcement by the Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting or a new record date for an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

The stockholder’s notice must contain information specified in the Bylaws concerning the matters to be brought before the meeting and concerning the stockholder proposing those matters and certain other parties. If a stockholder who has notified us of his or her intention to present a proposal at an Annual Meeting does not appear or send a qualified representative to present the stockholder’s proposal at the meeting, the Company need not present the proposal for a vote at the meeting. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions established by the SEC.
To be eligible to be a nominee for election or re-election by the stockholders as a director of the Company or to serve as a director of the Company, a person must deliver to the Secretary a written questionnaire with respect to the background and qualification of such person and, if applicable, the background of any other person on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person: (i) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person as to how such person, if elected as a director, will act or vote on any issue or question that has not been disclosed in such questionnaire; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed in such questionnaire; and (iii) in such person’s individual capacity and on behalf of any person on whose behalf the nomination is being made, would be in compliance, if elected as a director, and will comply with, applicable law and all conflict of interest, confidentiality and other policies and guidelines of the Company (including the Company’s Corporate Governance Principles) applicable to directors generally and publicly available (whether on the Company’s website or otherwise) as of the date of such representation and agreement.
A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Verisign and is also available at our website at https://investor.verisign.com/policies.cfm. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to the Secretary of Verisign at 12061 Bluemont Way, Reston, Virginia 20190.

Other Business
The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
Whether or not you expect to attend the Meeting, please complete the proxy electronically as described on the Notice of Internet Availability of Proxy Materials and under “Internet and Telephone Voting” in this Proxy Statement, or alternatively, if you have requested paper copies of the proxy soliciting materials, please complete, date, sign and promptly return the proxy in the enclosed postage paid envelope or cast your vote by phone so that your shares may be represented at the Meeting.

Communicating With Verisign
We have from time-to-time received calls from stockholders inquiring about the available means of communication with Verisign. We thought that it would be helpful to describe those arrangements that are available for your use.

•	If you would like to receive information about Verisign, you may use one of these convenient methods:

1.
To have information such as our latest Annual Report on Form 10-K or Quarterly Report on Form 10-Q mailed to you, please email our Investor Relations Department at ir@verisign.com, and specify your mailing address, or call our Investor Relations Department at 1-800-922-4917 (U.S.) or 1-703-948-3447 (international).

2.
To view our website on the Internet, use our Internet address: www.verisigninc.com. Our home page gives you access to product, marketing and financial data, and an on-line version of this Proxy Statement, our Annual Report on Form 10-K and other filings with the SEC. The information available on, or accessible through, this website is not incorporated herein by reference.

•	If you would like to write to us, please send your correspondence to the following address:

VeriSign, Inc.

Attention: Investor Relations

12061 Bluemont Way

Reston, Virginia 20190

or via email at ir@verisign.com.

•
If you would like to inquire about stock transfer requirements, lost certificates and change of stockholder address, please call our transfer agent, Computershare Shareowner Services LLC at 1-877-255-1918. Foreign stockholders please call 1-201-680-6578. You may also visit their website at http://www.computershare.com/investor for step-by-step transfer instructions.

VERISIGN™

IMPORTANT MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 23, 2013.

Vote by Internet

- Go to **www.investorvote.com/vrsn**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

CONTROL NUMBER:

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — ALL MATTERS LISTED BELOW HAVE BEEN PROPOSED BY THE BOARD OF DIRECTORS OF VERISIGN, INC.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL OF THE NOMINEES FOR DIRECTORS IN PROPOSAL 1, AND "FOR" PROPOSALS 2 AND 3.

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Nominees	FOR	WITHHELD	ABSTAIN		FOR	WITHHELD	ABSTAIN		FOR	WITHHELD	ABSTAIN
01 - D. James Bidzos	☐	☐	☐	02 - William L. Chenevich	☐	☐	☐	03 - Kathleen A. Cote	☐	☐	☐
04 - Roger H. Moore	☐	☐	☐	05 - John D. Roach	☐	☐	☐	06 - Louis A. Simpson	☐	☐	☐
07 - Timothy Tomlinson	☐	☐	☐								

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1UPX

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